Execution Version

Exhibit 2.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

BP EXPLORATION & PRODUCTION INC.

AND

STONE ENERGY OFFSHORE, L.L.C.

Dated effective as of November 18, 2011

INDEX

ARTICLE 1	DEFINITIONS	1
1.1	Definitions	1

ARTICLE 2	SALE OF PROPERTIES	16
2.1	Sale and Purchase	16
2.2	Purchase Price	17
2.3	Performance Deposit	18

ARTICLE 3	PREFERENTIAL RIGHTS	18
3.1	Preferential Rights To Purchase	18

ARTICLE 4	TITLE REVIEW	19
4.1	Review of Title Records	19
4.2	Alleged Title Defects and Title Benefits	19
4.3	Waiver	23

ARTICLE 5	INSPECTION OF PREMISES	23
5.1	Inspection of Premises	23
5.2	Alleged Adverse Conditions	24
5.3	Waiver	26

ARTICLE 6	ACCOUNTING	26
6.1	Products	26
6.2	Revenues, Expenses and Capital Expenditures	26
6.3	Taxes	27
6.4	Credits	27
6.5	Final Accounting Settlement	27
6.6	Post-Final Accounting Settlement Revenues	29
6.7	Post-Final Accounting Settlement Expenses	29

ARTICLE 7	LOSS, CASUALTY AND CONDEMNATION	29
7.1	Notice of Loss	29
7.2	Casualty Loss	30

ARTICLE 8	ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES	30
8.1	Opportunity for Review	30
8.2	Seller’s Indemnity With Respect to Retained Litigation	30
8.3	Seller’s Non-Environmental and Certain other Indemnity Obligations	30
8.4	Seller’s Environmental Indemnity Obligation	32
8.5	Buyer’s Non-Environmental Indemnity Obligation	32
8.6	Buyer’s Environmental Indemnity Obligation	33
8.7	Notice of Claims	33
8.8	Defense of Claims	34
8.9	No Duplication of Remedies	34
8.10	Other Contracts Between the Parties	34
8.11	Cooperation and Mitigation	35
8.12	Right to Participate	35

i

8.13	Waiver of Certain Damages	35
8.14	Exclusive Remedies	35

ARTICLE 9	DISCLAIMERS	36
9.1	Disclaimers	36
9.2	Disclaimer of Statements and Information	36

ARTICLE 10	SELLER’S REPRESENTATIONS AND WARRANTIES	36
10.1	Seller’s Representations and Warranties	36

ARTICLE 11	BUYER’S REPRESENTATIONS AND WARRANTIES	40
11.1	Buyer’s Representations and Warranties	40

ARTICLE 12	ADDITIONAL COVENANTS	41
12.1	Subsequent Operations	41
12.2	Rights of Non-Exclusive Use	41
12.3	Buyer’s Assumption of Obligations	42
12.4	Asbestos and NORM	42
12.5	Plugging and Abandonment	43
12.6	Imbalances	44
12.7	Suspense Funds	45
12.8	Sales Tax	46
12.9	Guaranty Agreement	46
12.10	Transition Agreement	46
12.11	Production Contracts	46
12.12	Midstream Contracts	47
12.13	Third Party Technology	47
12.14	Interim Period	48
12.15	Others Acts	50
12.16	Notification of Breaches	50
12.17	[Intentionally Deleted.]	51
12.18	Process Safety Management	51
12.19	Regulatory	52
12.20	Removal of Seller Marks	52
12.21	BOEM Royalty Imbalances	52
12.22	Financial Audit	53

ARTICLE 13	HSR ACT	53
13.1	HSR Filings	53

ARTICLE 14	PERSONNEL	54
14.1	Employees	54
14.2	Restriction on Solicitation	54

ARTICLE 15	CONDITIONS PRECEDENT TO CLOSING	54
15.1	Conditions Precedent to Seller’s Obligation to Close	54
15.2	Conditions Precedent to Buyer’s Obligation to Close	54
15.3	Conditions Precedent to Obligation of Each Party to Close	55
15.4	Closing Over Breaches or Unsatisfied Conditions	56

ARTICLE 16	THE CLOSING	56
16.1	Closing	56
16.2	Seller’s Obligations at Closing	56
16.3	Buyer’s Obligations at Closing	58

ARTICLE 17	TERMINATION	59
17.1	Grounds for Termination	59
17.2	Effect of Termination	59
17.3	Dispute over Right to Terminate	60
17.4	Confidentiality	60

ARTICLE 18	ARBITRATION	61
18.1	Arbitration	61

ARTICLE 19	MISCELLANEOUS	62
19.1	Notices	62
19.2	Costs and Post-Closing Consents	63
19.3	Brokers, Agents and Finders	63
19.4	Records	63
19.5	Further Assurances	65
19.6	Survival of Certain Obligations	66
19.7	Amendments and Severability	66
19.8	Successors and Assigns	66
19.9	Headings	66
19.10	Governing Law	66
19.11	No Partnership Created	67
19.12	Public Announcements	67
19.13	No Third Party Beneficiaries	67
19.14	Waiver of Consumer Rights	67
19.15	Redhibition Waiver	67
19.16	UTPCPL Waiver	68
19.17	Not to be Construed Against Drafter	68
19.18	Indemnities and Conspicuousness of Provisions	68
19.19	Possible Exchange	69
19.20	Recordation	69
19.21	Execution in Counterparts	69
19.22	Entire Agreement	69

EXHIBITS

EXHIBIT A	PROPERTIES AND ALLOCATIONS OF PURCHASE PRICE

EXHIBIT A-1	EASEMENTS AND RIGHTS-OF-WAY

EXHIBIT A-2	WELLS

EXHIBIT B	EXCLUDED PROPERTIES

EXHIBIT C-1	FORM OF ASSIGNMENT AND BILL OF SALE

EXHIBIT C-2	FORM OF ASSIGNMENT OF RECORD TITLE INTEREST

EXHIBIT C-3	FORM OF ASSIGNMENT OF RIGHTS OF WAY

EXHIBIT C-4	FORM OF ASSIGNMENT OF OPERATING RIGHTS

EXHIBIT D	FORM OF CERTIFICATE

EXHIBIT E	FORM OF NON-FOREIGN CERTIFICATE

EXHIBIT F	FORM OF PREFERENTIAL RIGHTS NOTICE LETTER

EXHIBIT G	FORM OF CONSENT NOTICE

EXHIBIT H	FORM OF CLOSING STATEMENT

EXHIBIT I	FORM OF GUARANTY AGREEMENT

EXHIBIT J	FORM OF TRANSITION AGREEMENT

EXHIBIT K	FORM OF OPERATING AGREEMENT

EXHIBIT L	FORM OF CRUDE OIL PURCHASE AND SALE AGREEMENT

EXHIBIT M	FORM OF NATURAL GAS AND NGL PURCHASE AND SALE AGREEMENT

EXHIBIT N	FORM OF GAS PROCESSING AGREEMENT

EXHIBIT O	[intentionally deleted]

EXHIBIT P	FORM OF LETTERS IN LIEU

EXHIBIT Q	FORM OF NON-EXCLUSIVE REPROCESSED GEOPHYSICAL DATA USE AGREEMENT

EXHIBIT R	FORM OF RATIFICATION OF SUB-ALLOCATION AGREEMENT LETTER

SCHEDULES

CONDITIONS ASSOCIATED WITH PROPERTIES	1.1.7

BP DATA	1.1.17

LITIGATION	10.1.4

MATERIAL CONTRACTS	10.1.7

COMPLIANCE WITH LAWS	10.1.9

CALLS ON PRODUCTION	10.1.11

PLUGGING AND ABANDONMENT	10.1.12

CONSENTS AND PREFERENTIAL PURCHASE RIGHTS	10.1.13

AFE’s	10.1.14

LEASES	10.1.15

IMBALANCES	12.6

ANTICIPATED AFEs	12.14(b)(ii)

v

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) dated as of November 18, 2011, is between BP EXPLORATION & PRODUCTION INC., a Delaware corporation, with an office at 200 WestLake Park Boulevard, Houston, Texas 77079-2604 (“Seller”) and STONE ENERGY OFFSHORE, L.L.C., a Delaware limited liability company, with an office at 625 East Kaliste Saloom Road, Lafayette, Louisiana 70508 (“Buyer”) (individually, a “Party” and collectively, the “Parties”).

WHEREAS, Seller desires to sell and deliver to Buyer, and Buyer desires to purchase and accept Seller’s interests in certain oil and gas properties and related assets; and

WHEREAS, the Parties have reached agreement regarding the sale and purchase,

NOW, THEREFORE, for and in consideration of the mutual covenants herein, the Parties agree to all the terms and conditions in this Agreement:

ARTICLE 1

DEFINITIONS

1.1 Definitions. Unless provided otherwise in this Agreement, each capitalized term in this Agreement has the meaning given to it in this Article. All defined terms include the singular and the plural. All references to Articles refer to Articles in this Agreement, and all references to Exhibits and Schedules refer to the Exhibits and Schedules attached to and made a part of this Agreement. When a term is defined as one part of speech (e.g., noun), any other part of speech (e.g., verb) with respect to the term has a comparable meaning.

1.1.1 “AAA” means American Arbitration Association.

1.1.2 “Accounting Referee” means the accounting firm of Deloitte LLP (at its Houston office) or, if Deloitte LLP declines or is otherwise unable or unwilling to act as the Accounting Referee (or, at the time of its retention under this Agreement, is not independent as to Seller and Buyer and their respective Affiliates), then such other nationally recognized United States based accounting firm on which the Parties agree in writing.

1.1.3 “Adjusted Purchase Price” has the meaning given it in Article 2.2.

1.1.4 “AFE” has the meaning set forth in Article 10.1.14.

1.1.5 “Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the entity specified. For the purpose of this definition, the term “control” means ownership of fifty percent (50%) or more of voting rights (stock or otherwise) or ownership interest or the power to direct or cause the direction of the management and policies of the entity in question.

1.1.6 “Agreement” has the meaning given it in the introductory paragraph of this Agreement.

1.1.7 “Alleged Adverse Condition” means any of the following damage or conditions affecting the Properties that is asserted by Buyer in accordance with Article 5.2, other than any such damage or condition for which work or operations are covered by an AFE disclosed on Schedule 10.1.14 or any damage or condition which is disclosed in a document listed in Schedule 1.1.7, and which such damage or condition individually (i) has an adverse effect on the value of such Property(ies) in an amount exceeding One Million United States Dollars (US $1,000,000) and/or, (ii) if curable, has a cost to cure such damage or condition exceeding One Million United States Dollars (US $1,000,000), in each case net to Seller’s interests in the Property(ies) affected by such individual damage or condition:

(a) any environmental condition not in compliance with existing Environmental Laws; and

(b) any Equipment not in compliance with existing applicable Laws or incapable of performing consistently with Seller’s health, safety and environmental practices as of the Effective Time;

provided that an “Alleged Adverse Condition” shall not include Decommissioning, Plugging and Abandonment, Asbestos and NORM Liabilities, Process Safety Management or Disclosed Environmental Liabilities.

1.1.8 “Alleged Title Defect” means an individual Title Defect associated with one or more leases, units or wells described on Exhibit “A” or Exhibit “A-2” that (i) is asserted by Buyer in accordance with Article 4.2, and (ii) individually (A) has an adverse effect on the value of such Properties (including any greater negative value of any Property with a negative Buyer’s Allocation) in an amount exceeding Five Hundred Thousand United States Dollars (US $500,000) and/or (B) if curable, has a cost to cure such Title Defect exceeding Five Hundred Thousand United States Dollars (US $500,000), in each case net to the interests of Seller in all such properties affected by such individual Title Defect.

1.1.9 “Anadarko” means Kerr-McGee Oil & Gas Corporation, and its successors and assigns.

1.1.10 “Anadarko Pref Properties” means the Properties subject to the Anadarko Pref Right, which covers the Viosca Knoll Blocks 989 and 990 and Mississippi Canyon Blocks 27, 28 and 72.

1.1.11 “Anadarko Pref Right” means that certain preferential right to purchase held by Anadarko pursuant to the Pompano Operating Agreement, as such agreement is described in the definition of “Existing Operating Agreements.”

1.1.12 “Arbitrable Dispute” means, except as set forth below, any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question among Buyer Group and Seller Group arising out of or relating to this Agreement or alleged breach hereof, or relating to matters that are the subject of this Agreement or the relationship between the Parties and/or their Affiliates under this Agreement, regardless of whether (a) extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) such matters would result in damages or any other relief, whether at law, in equity or otherwise; provided that “Arbitrable Dispute” does not include disputes that by the terms of this Agreement (i) shall be determined by the Accounting Referee, (ii) relate to breach of confidentiality obligations, or (iii) concern either Party’s failure or refusal to Close when required by this Agreement, right to terminate this Agreement, or termination of this Agreement.

1.1.13 “Asbestos and NORM Liabilities” means any and all claims, obligations and responsibilities relating to or arising from, directly or indirectly, the existence or alleged existence of any one or more of asbestos, NORM, polychlorinated biphenyls, chromium, and/or lead-based paint at, on or within the Properties, including any contamination resulting therefrom.

1.1.14 “Assignment and Bill of Sale” means a document in the form of Exhibit “C-1”.

1.1.15 “Assumed Obligations” has the meaning set forth in Article 12.3.

1.1.16 “BOEM” means and refers to the U.S. Bureau of Ocean Energy Management or any successor agency thereto or the U.S. Bureau of Safety and Environmental Enforcement or any successor agency thereto, as applicable.

1.1.17 “BP Data” means that certain reprocessed data listed on Schedule 1.1.17.

1.1.18 “Business Day” means between 8:00 a.m., Central Time and 5:00 p.m., Central Time, on a Day when federally chartered banks in the State of Texas are generally open for business.

1.1.19 “Buyer” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.20 “Buyer Group” means each and all of: (a) Buyer and its equity owners, officers, directors, agents, consultants and employees, and (b) Buyer’s Affiliates and their equity owners, officers, directors, agents, consultants and employees.

1.1.21 “Buyer’s Acquisition Team” means Brian Harvey, John Leonard and Paul Wieg.

1.1.22 “Buyer’s Allocations” means Buyer’s good faith allocation of the Purchase Price among the Properties as set forth on Exhibits “A” and “A-2”.

1.1.23 “Buyer’s Audit” has the meaning set forth in Article 6.5(b).

1.1.24 “Buyer’s Interim Payment” has the meaning set forth in Article 6.5(d).

1.1.25 “Buyer’s Report” has the meaning set forth in Article 6.5(b).

1.1.26 “Buyer’s Representatives” means Buyer Group.

1.1.27 “Casualty Loss” means physical damage to the Properties that (a) occurs between execution of this Agreement and Closing, (b) is not the result of normal wear and tear, mechanical failure or gradual structural deterioration of materials, equipment and infrastructure, or downhole failure (including: (i) failures arising or occurring during drilling or completing operations; (ii) junked or lost holes; (iii) sidetracking or deviating a well; or (iv) reservoir changes), (c) is a result of acts of God, fire, explosion, pipeline or gathering line failure, earthquake, hurricane, tropical storm, tropical depression, storm, windstorm or blowout and (d) has an adverse effect on the value of the Properties in an amount that exceeds One Million United States Dollars (US $1,000,000); provided that Casualty Loss shall not include any physical damage related to Alleged Adverse Conditions, Decommissioning, Plugging and Abandonment, Asbestos and NORM Liabilities, Process Safety Management or Disclosed Environmental Liabilities.

1.1.28 “Certificate” means a document in the form of Exhibit “D”.

1.1.29 “Charges” means (a) (i) invoices or bills received under Contracts in the ordinary course of business, (ii) other ordinary course of business charges for operating and maintaining material, equipment, other personal property and fixtures, leases, easements, rights-of-way, servitudes, subsurface leases, licenses and permits, (iii) charges for utilities and insurance, and (iv) directly chargeable salaries, wages and employee benefits, in the case of subsections (i)-(iv) above, to the extent attributable to services performed during the time period specified, (b) charges for the acquisition of materials, equipment, other personal property and fixtures, leases, easements, rights-of-way servitudes, subsurface leases, licenses and permits and services, and other capital expenditure items (in each case) to the extent that such items were acquired or expended during the time period specified, (c) producing, drilling, construction or marketing and overhead costs (except as provided in Article 6.2) to the extent attributable to services performed or provided during the time period specified, (d) taxes and similar assessments of governmental authorities (other than income taxes, and Sales Tax, if any, on the transactions contemplated by this Agreement) to the extent attributable to the time period specified, (e) charges for services performed during the time period specified for Process Safety Management activities, including those described in Article 12.18, and (f) charges for services performed during the time period specified for (i) the repair of the facilities and Equipment and (ii) associated clean-up and spill response, which (in the case of subsections (a)-(f) above) are attributable to the Properties; provided that in no event shall Charges include (1) royalties (including overriding royalties), (2) costs and expenses arising out of any Contractual Audit, (3) costs and expenses relating to Imbalances or Suspense Funds, (4) costs and expenses relating to Decommissioning, Plugging and Abandonment, Asbestos and NORM Liabilities, Process Safety Management or Disclosed Environmental Liabilities or (5) any costs and expenses incurred outside of the ordinary course of business in connection with the performance of services (such as costs and expenses attributable to personal injuries, environmental liabilities and/or property damages). For the avoidance of doubt, the foregoing proviso is not intended to exclude charges for (i) services performed during the time period specified for the repair of the facilities and Equipment and (ii) associated clean-up and spill response.

1.1.30 “Claimant” has the meaning set forth in Article 18.

1.1.31 “Claim Notice” means a notice of Claim provided in accordance with Article 8.7(a).

1.1.32 “Claims” means any and all claims, demands, suits, causes of action, regulatory actions, losses, damages, liabilities, fines, penalties, judgments, settlements and costs (including attorneys’ fees and costs of investigation, defense, litigation, arbitration and settlement), whether known or unknown, direct or indirect, and whether an Environmental Claim or a Non-Environmental Claim, that are brought by or owed to a Third Party.

1.1.33 “Close” or “Closing” means consummation of the transactions contemplated herein, including execution and delivery of all documents and other consideration as provided in this Agreement.

1.1.34 “Closing Date” means (a) December 28, 2011 or (b) such other date as the Parties may agree in writing; in all cases, subject to satisfaction or waiver of the conditions to Closing set forth in Article 15 by the Party for whose benefit such conditions exist, but in no event later than the Termination Date (except as contemplated otherwise in Articles 3 and 15.3.3).

1.1.35 “Closing Payment” has the meaning set forth in Article 16.1.

1.1.36 “Closing Statement” refers to the document described in Article 16.1 in the form of Exhibit “H”.

1.1.37 “Commercially Reasonable Efforts” means efforts that are reasonably within the contemplation of the Parties on the date of this Agreement and that do not require the performing Party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities that are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing Party to diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated hereby, or to perform its obligations under this Agreement and the other documents executed in connection with this Agreement.

1.1.38 “Computed Interest” means simple interest at a rate per annum equal to five percent (5%), but in no event greater than the maximum rate of interest allowed by applicable Law.

1.1.39 “Confidentiality Agreement” means the Confidentiality Agreement dated July 18, 2011 between Seller and Stone Energy Corporation as the same may be amended from time to time.

1.1.40 “Contracts” has the meaning set forth in the definition of “Properties”.

1.1.41 “Contractual Audits” has the meaning set forth in Article 6.7.

1.1.42 “Crude Oil Purchase Agreement” has the meaning set forth in Article 12.12(a).

1.1.43 “Data Room” means The Merrill Datasite virtual data room at https://datasite.merrillcorp.com named “Dataroom 2011” established by Seller with respect to the Properties and all of its contents.

1.1.44 “Day” means a calendar day consisting of twenty-four (24) hours from midnight to midnight.

1.1.45 “Decommissioning” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts associated with the Properties or this Agreement (expressly including such activities described and defined as of the Effective Time and as may be amended thereafter, in 30 Code of Federal Regulations 250.1700 et seq.) and further including all well plugging, replugging and abandonment; platform dismantlement and removal; facility dismantlement and removal; pipeline and flowline dismantlement and removal; dismantlement and removal of all other property of any kind related to or associated with operations or activities conducted on the Properties; and associated site clearance, site restoration and site remediation and other activities associated therewith.

1.1.46 “Deductible” has the meaning set forth in Article 5.2(g).

1.1.47 “Defensible Title” means such title to (i) the leases or units set forth on Exhibit “A” and (ii) the wells set forth on Exhibit “A-2” (in each case) held by Seller that, except for the Permitted Encumbrances:

(a) entitles Seller to receive, as of the Effective Time, not less than the Net Revenue Interests set forth on Exhibit “A” or Exhibit “A-2”, as applicable, of all oil, gas and associated liquid and gaseous hydrocarbon substances produced, saved and marketed from those leases, wells or units set forth (or deemed to be included) on Exhibit “A” or Exhibit “A-2”, as applicable;

(b) obligates Seller to bear, as of the Effective Time, not greater than the Working Interest shares set forth on Exhibit “A” or Exhibit “A-2”, as applicable, of the costs and expenses associated with the ownership, operation, maintenance and repair of such leases, wells or units (or deemed to be included) on Exhibit “A” or Exhibit “A-2”, as applicable, unless, in the case of a Property having a positive Buyer’s Allocation, there is a corresponding and proportionate increase in the associated Net Revenue Interest, or unless such increase results from contribution requirements with respect to defaulting co-owners (provided that there is a corresponding and proportionate right to receive the proceeds of the defaulting co-owner’s share of production while it remains in default); and

(c) is free of liens, claims and encumbrances.

To the extent that a Working Interest and/or Net Revenue Interest for a well is not indicated on Exhibit “A-2”, such Working Interest and/or Net Revenue Interest will be the Working Interest and/or Net Revenue Interest of the associated lease or unit as set forth on Exhibit “A”.

1.1.48 “Disclosed Environmental Liabilities” means any and all claims, obligations and responsibilities relating to or arising from, directly or indirectly, matters disclosed in any health, safety or environmental reports or other records, data or information relating to health, safety or the environment provided by or on behalf of Seller to Buyer Group prior to execution of this Agreement by Buyer or otherwise known to Buyer prior to Buyer’s execution of this Agreement.

1.1.49 “Dispute Resolution Period” has the meaning set forth in Article 6.6(c).

1.1.50 “Due Diligence Materials” means (i) the Management Presentation on July 21, 2011 related to the Properties, (ii) due diligence materials distributed in written or digital form by or on behalf of Seller to Buyer or contained in the Data Room and (iii) all written answers to questions provided to Buyer.

1.1.51 “DWP” has the meaning set forth in Article 6.3.

1.1.52 “Effective Time” as to each Property, means July 1, 2011 at 7:00 a.m., local time where the Property is located.

1.1.53 “Environmental Claims” means all Claims based on a violation of Environmental Laws with respect to the Properties; provided that (1) only with respect to Claims for which Seller owes an obligation of indemnity to Buyer, the term “Environmental Claims” is limited to Claims based on a violation of Environmental Laws as such Laws were in effect on the Effective Time and (2) claims for Charges reimbursable pursuant to Article 6 shall not be Environmental Claims.

1.1.54 “Equipment” has the meaning set forth in the definition of “Properties”.

1.1.55 “Environmental Laws” means any and all Laws that relate to (a) prevention of pollution or environmental damage, (b) removal or remediation of pollution or environmental damage, or (c) protection of the environment.

1.1.56 “Exchange Act” has the meaning set forth in Article 12.22.

1.1.57 “Excluded Properties” means the properties set forth in Exhibit “B” or otherwise excepted, reserved or retained by Seller (or, as applicable, any of its respective Affiliates) under the terms of this Agreement, including the Retained Interest.

1.1.58 “Existing Operating Agreements” means (i) the Pompano Operating Agreement, dated effective May 1, 1988 between BP Exploration Inc., Kerr-McGee Corporation and Kerr-McGee Federal Limited Partnership I-1981 covering Viosca Knoll Blocks 989 and 990 and Mississippi Canyon Blocks 27, 28 and 72; (ii) the MC 29 Operating Agreement, dated effective February 13, 2001 by and between BP Exploration & Production Inc., Kerr-McGee Oil & Gas Corporation and Chieftain International (U.S.) Inc., covering Mississippi Canyon Block 29; and (iii) the Mica Operating Agreement, dated effective September 1, 1988 originally by and between Exxon Corporation and Conoco Inc. currently covering Mississippi Canyon Block 211.

1.1.59 “Exploration Leases” means the oil and gas leases, or portions thereof, identified on Exhibit “A” attached hereto under the category “Exploration Leases,” and the lands affected by such leases.

1.1.60 “Final Accounting Settlement” means the accounting activities conducted in accordance with Article 6.5. The Final Accounting Settlement shall be conducted in accordance with generally accepted accounting principles and consistent with Seller’s and its Affiliates’ practices with respect to the Properties on the date of this Agreement.

1.1.61 “Final Accounting Statement” means a statement prepared by Seller and delivered to Buyer in accordance with Article 6.5 setting forth the final calculation of the Adjusted Purchase Price and any amounts due or paid under the Transition Agreement.

1.1.62 “First Party Claim” has the meaning set forth in Article 8.7(b).

1.1.63 “Gas Processing Agreement” has the meaning set forth in Article 12.12(c).

1.1.64 “Group” means Buyer’s Group or Seller’s Group, as the context requires.

1.1.65 “Guaranty Agreement” means (if applicable under the terms of this Agreement) that certain Guaranty Agreement in the form of Exhibit “I” dated as of the date hereof.

1.1.66 “HSR ACT” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.1.67 “Imbalance” means over-production or under-production or over-deliveries or under-deliveries with respect to hydrocarbons produced from or allocated to the Properties, to the extent subject to an imbalance or make-up obligation, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location (excluding any imbalances attributable to royalties payable in kind to the BOEM).

1.1.68 “Including”, whether or not capitalized, means including without limitation.

1.1.69 “Indemnified Party” has the meaning set forth in Article 8.7(c).

1.1.70 “Indemnifying Party” has the meaning set forth in Article 8.7(c).

1.1.71 “Interim Period” means the period between the date of this Agreement and the Closing Date.

1.1.72 “Knowledge” (whether or not capitalized) means, in the case of Seller, the actual knowledge of Seller’s Disposition Team and, in the case of Buyer, the actual knowledge of Buyer’s Acquisition Team.

1.1.73 “Laws” means any and all applicable laws, statutes, codes, ordinances, permits, licenses, authorizations, decrees, orders, judgments, rules or regulations (including, for the avoidance of doubt, Environmental Laws) that are promulgated, issued or enacted by a governmental entity or authority having appropriate jurisdiction of the Property or the Parties.

1.1.74 “Letters-in-Lieu” means a document in the form of Exhibit “P” in connection with production or sales of products produced from the Properties.

1.1.75 “Material Adverse Effect” means, with respect to any individual breach of a representation or warranty, that such breach would have an adverse effect on the value of the Properties in an amount exceeding one million United States dollars ($1,000,000); provided, however, that none of the following shall be deemed to constitute a breach that would have a Material Adverse Effect: (i) any change in the value of Buyer’s securities resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions in the area in which the Properties are located, the United States or worldwide, or any outbreak of hostilities or war, (iii) any effect resulting from a change in Laws from and after the date of this Agreement; (iv) any reclassification or recalculation of reserves in the ordinary course of business; (v) any changes in the prices of hydrocarbons; (vi) natural declines in well performance; and (vii) any operation as to which Seller has fully indemnified Buyer relating to the Excluded Properties.

1.1.76 “Material Contracts” has the meaning set forth in Article 10.1.7.

1.1.77 “Midstream Contracts” has the meaning set forth in Article 12.12.

1.1.78 “Natural Gas and NGL Purchase Agreement” has the meaning set forth in Article 12.12(b).

1.1.79 “Net Revenue Interests” means the “Net Revenue Interests” or “NRIs” set forth in Exhibit “A” or Exhibit “A-2”, as applicable.

1.1.80 “Non-Environmental Claims” means all Claims relating to the Properties other than (a) Environmental Claims and (b) Claims for Charges reimbursable pursuant to Article 6.

1.1.81 “Non-Exclusive Reprocessed Geophysical Data Use Agreement” means the Non-Exclusive Reprocessed Geophysical Data Use Agreement in substantially the form of Exhibit “Q.”

1.1.82 “Non-Foreign Certificate” means a document in the form of Exhibit “E”.

1.1.83 “Non-Op Insurance Proceeds” means amounts received by or on behalf of Seller under insurance policies in respect of damage to Properties operated by Third Parties.

1.1.84 “NORM” means naturally occurring radioactive materials.

1.1.85 “Operating Agreement” has the meaning set forth in Article 12.11(a).

1.1.86 “Operating Revenues” means sales proceeds attributable to oil, gas and other hydrocarbons produced from the Properties, net of royalties, excise, severance and other production taxes, and marketing costs (which include for purposes of this definition, among other things, costs of gathering, treating, processing, compression, and transportation), to the extent such items are not treated as Charges under Article 6, and all other operating revenues attributable to the Properties, including Overhead Receipts and Non-Op Insurance Proceeds; provided that Non-Op Insurance Proceeds shall be deemed to be attributable to the period when the services to repair the damage covered by such Non-Op Insurance Proceeds are performed.

1.1.87 “Overhead Receipts” means producing, drilling, construction and marketing overhead receipts under operating agreements with Third Parties.

1.1.88 “Parties” has the meaning given it in the introductory paragraph of this Agreement.

1.1.89 “Party” has the meaning given it in the introductory paragraph of this Agreement.

1.1.90 “Performance Deposit” has the meaning given it in Article 2.3.

1.1.91 “Permitted Encumbrances” means any and all:

(a) royalties, overriding royalties, sliding scale royalties, production payments, reversionary interests, convertible interests, net profits interests and similar burdens encumbering the Properties to the extent the net cumulative effect of such burdens does not operate to reduce the Net Revenue Interests to less than that set forth in Exhibit “A” or Exhibit “A-2”, as applicable, or increase the Working Interests above that set forth in Exhibit “A” or Exhibit “A-2”, as applicable, without (with respect to the Working Interests) a corresponding and proportionate increase in the associated Net Revenue Interests;

(b) consents to assignment and similar contractual provisions affecting the Properties; provided that, with respect to transfers or assignments to Seller or its predecessors, such consents have been obtained prior to Closing or any claim with respect to any failure to obtain such consents would be barred by the applicable statute of limitations;

(c) preferential rights to purchase and similar contractual provisions affecting the Properties; provided that, with respect to transfers or assignments to Seller or its predecessors, such preferential rights have expired or been waived prior to Closing or any claim with respect to any noncompliance with such preferential rights would be barred by the applicable statute of limitations;

(d) rights to consent by, required notices to, and filings with a governmental entity or authority associated with the conveyance of the Properties pursuant hereto, including those that are customarily obtained or given post-closing;

(e) rights reserved to or vested in a governmental entity having jurisdiction to control or regulate the Properties in any manner whatsoever, and all Laws of such governmental entities or authorities;

(f) easements, rights-of-way, servitudes, sub-surface leases, equipment, pipelines, and utility lines on, over and through the Properties, provided that they do not materially interfere with the operation of the Properties in the manner such operations were conducted as of the Effective Time;

(g) terms and conditions of unitization, communitization, and pooling agreements, and any other agreements affecting the Properties, provided that they do not (i) reduce the Net Revenue Interests to less than that set forth on Exhibit “A” or Exhibit “A-2”, as applicable (without a corresponding decrease in Working Interest), or increase the Working Interests above that set forth in Exhibit “A” or Exhibit “A-2”, as applicable, without (with respect to the Working Interests) a corresponding and proportionate increase in the associated Net Revenue Interests, or (ii) materially interfere with the operation of the Properties in the manner such operations were conducted as of the Effective Time;

(h) terms and conditions of governmental licenses and permits affecting the Properties;

(i) liens for taxes or assessments not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties’ rights and obligations under Article 6.3 or under the indemnities in Article 8 of this Agreement;

(j) liens of operators relating to obligations not yet delinquent or, if delinquent, being contested by Seller in good faith in the normal course of business; provided, however, this provision will not diminish or affect in any way the Parties’ rights and obligations under Article 6.2 or under the indemnities in Article 8 of this Agreement;

(k) matters that would otherwise be Alleged Title Defects but that do not meet the individual threshold set forth in Article 1.1.7, provided that this clause (k) shall not apply for purposes of Seller’s special warranty of title in Article 10.1.6;

(l) matters that Buyer waives in writing;

(m) matters referenced in Schedule 10.1.4;

(n) production, gathering, processing and transportation related gas imbalances associated with the Properties;

(o) Alleged Title Defects consisting of failure to file any instrument in Seller’s chain of title in the records of any adjoining county or parish, so long as the instrument in question is filed with the BOEM;

(p) matters specifically listed on Exhibits “A”, “A-1” and “A-2” or otherwise disclosed on Schedule 1.1.7 to this Agreement and the Material Contracts;

(q) Alleged Title Defects for which Purchase Price adjustments were made pursuant to Article 4.2; and

(r) such defects or irregularities in the title to the Properties that do not materially interfere with the ownership, operation or use of the Properties affected thereby as such Properties were owned, operated, or used as of the Effective Time and that would not be considered material when applying general standards in the oil and gas industry.

1.1.92 “PHA” has the meaning set forth in Article 12.11(b).

1.1.93 “Platform Gas Lateral” means the 16-inch diameter natural gas pipeline owned by Destin Pipeline Company, L.L.C. that connects the Pompano Platform to the 24-inch diameter trunk pipeline owned by Destin Pipeline Company, L.L.C.

1.1.94 “Platform Oil Lateral” means the 12-inch diameter oil pipeline owned by Seller that connects the Pompano Platform to the Pompano Pipeline.

1.1.95 “Plugging and Abandonment” means all decommissioning, dismantlement and removal activities and obligations with respect to the Properties as are required by Laws, Contracts, this Agreement (expressly including such activities described and defined as of the Effective Time and as may be amended thereafter, in 30 Code of Federal Regulations 250.1700 et seq.) and further including all well plugging, replugging and abandonment; platform dismantlement and removal; facility dismantlement and removal; pipeline and flowline removal; dismantlement and removal of all other property of any kind related to or associated with operations or activities conducted on the Properties; and associated site clearance, site restoration and site remediation and other activities associated therewith.

1.1.96 “Pompano Pipeline” means the 12-inch diameter crude oil pipeline owned by Equilon Enterprises LLC that connects the production platform owned by Equilon Enterprises LLC in South Pass Block 62 to the pump station owned by Shell Pipe Line Corporation in Main Pass Block 69, located offshore Louisiana in the Gulf of Mexico.

1.1.97 “Pompano Platform” means the production platform owned by Seller in Viosca Knoll Block 989, located offshore Louisiana in the Gulf of Mexico.

1.1.98 “pre-Closing covenant” has the meaning set forth in Article 15.4.

1.1.99 “Pref Right Transaction” has the meaning set forth in Article 3.1(b).

1.1.100 “Process Safety Management” means Process Safety Management of Highly Hazardous Chemicals, Explosives and Blasting Agents (29 C.F.R. 1910), as amended, that is associated with the Properties.

1.1.101 “Production Contracts” has the meaning set forth in Article 12.11.

1.1.102 “Properties” means all of Seller’s right, title and interest (real, personal, mixed, contractual or otherwise) in, to and under or derived from the following, less and except the Excluded Properties, it being understood that, with respect to the Exploration Leases, the term “Properties” includes only those interests reflected under the columns in Exhibit “A” titled “Interests Being Conveyed to Buyer”:

(a) all oil and gas leasehold interests, royalty interests, mineral interests, production payments, and net profits interests that are attributable to the interests described in Exhibit “A”, and the production of oil, gas or other hydrocarbon substances attributable thereto;

(b) all unitization, communitization and pooling declarations, orders and agreements (including all units formed by voluntary agreement and those formed under the rules, regulations, orders or other official acts of any governmental entity having jurisdiction) to the extent they relate to any of the interests described in Exhibit “A” or “A-2”, or the production of oil, gas or other hydrocarbon substances attributable thereto;

(c) to the extent assignable without any out-of-pocket cost to Seller, all product sales contracts, processing contracts, gathering contracts, transportation contracts, farm-in and farm-out contracts, areas of mutual interest, operating agreements, balancing contracts and other contracts, agreements and instruments to the extent (and only to the extent) that they relate to any of the interests described in Exhibits “A”, “A-1” or “A-2” or the production of oil, gas or other hydrocarbon substances attributable thereto (collectively, the “Contracts”);

(d) to the extent assignable without any out-of-pocket cost to Seller, all easements, rights-of-way, servitudes, subsurface leases and surface leases, to the extent (and only to the extent) that they relate to the interests described on Exhibits “A”, “A-1” or “A-2”, including the easements, rights-of-way, servitudes, subsurface leases and surface leases described in Exhibit “A-1” attached hereto;

(e) all tangible personal property, equipment, improvements, and fixtures and all other personal property and appurtenances, to the extent situated upon and primarily used, or situated upon and held primarily for use, by Seller in connection with ownership, operation, maintenance or repair of the Properties described in Exhibits “A”, “A-1” or “A-2”, or production of oil, gas or other hydrocarbon substances attributable thereto, including all wells (whether producing, shut-in, injection, disposal, water supply or plugged and abandoned) including those wells listed on Exhibit “A-2”, gathering and processing systems, central processing equipment, platforms, pipelines, completion workover riser systems, compressors, meters, tanks, equipment, machinery, tools, permits, and licenses, including the Pompano Platform and the Platform Oil Lateral the Platform Gas Lateral collectively, the “Equipment”);

(f) all Imbalances;

(g) Suspense Funds, to the extent provided in Article 12.7;

(h) BP Data, subject to Article 12.13;

(i) the Records, subject to Article 19.4; and

(j) all claims and causes of action against Third Parties relating to the Properties, to the extent and only to the extent relating to liabilities that have been expressly assumed by Buyer or with respect to which Buyer has indemnified Seller Group under this Agreement and Buyer is paying, and/or defending Seller Group against, such liabilities.

The term “Properties” does not include any of the Excluded Properties.

1.1.103 “Prudent Cost Response” means the most cost effective response that is reasonably expected to address any obligation concerning the reporting, investigation, monitoring, removal, cleanup, remediation, restoration or correction of such condition to meet the requirements of Environmental Laws in effect at the time of such response and meet such requirements of any governmental authorities with jurisdiction over the Property on which such condition exists, which response does not materially interfere with the use or operation of such Property.

1.1.104 “Purchase Price” has the meaning set forth in Article 2.2.

1.1.105 “Ratification of Sub-Allocation Agreement Letter” has the meaning set forth in Article 12.12(d).

1.1.106 “Records” means Seller’s books, records and files to the extent related to the Properties, including all contract files, lease files, well logs, division order files, title opinions and other title information (including abstracts, evidences of rental payments, maps, surveys and data sheets), hazard data and surveys, paleo data, directional surveys, production records, engineering files and environmental records, and, to the extent available, such Records in an electronic format; provided, however, that Buyer acknowledges that Seller images and retains Records in electronic format, and Seller may provide Buyer copies (imaged or electronic media, hardcopy media or any combination thereof) of such Records rather than originals. “Records” shall not include (i) Seller’s general corporate books and records and files, even if containing references to the Properties, (ii) any accounting books, records and files, (iii) any e-mails or other electronic communications, including e-mails or other communications containing references to the Properties, unless such e-mails or other communications were printed and retained by Seller in the ordinary course of business, (iv) books, records and files to the extent they cannot be disclosed under the terms of any Contract or are not transferable without payment of fees or penalties or cannot be disclosed under Law, (v) information entitled to legal privilege, including attorney work product and attorney-client communications (other than title opinions, which shall be included in the Records), (vi) employment records, including personnel information, personnel records and medical records, relating to employees of Seller Group, (vii) income tax and margin/franchise tax information, (viii) records relating to the acquisition or disposition (or proposed acquisition or disposition) of any of the Properties, including proposals received from or made to, and records of negotiations with, Persons who are not a part of Buyer Group or its representatives and economic analyses associated therewith, (ix) seismic data already owned or held by Buyer, (x) manuals for operating procedures applicable to the Seller Group’s businesses generally, (xi) Seller-owned technology or records relating thereto, (xii) Third Party-owned technology or records relating thereto, (xiii) the Excluded Properties or records relating thereto, (xiv) joint interest billings (unless otherwise provided in Article 12.13), (xv) the Records in the possession or control of Buyer or its Affiliates or (xvi) Seller Group’s economic projections or analyses, studies related to internal reserve assessments, interpretations and analysis of seismic data and information, simulation, deliverability, compression, vibration studies, final reserve reports and financial studies.

1.1.107 “Respondent” has the meaning set forth in Article 18.

1.1.108 “Retained Interest” means an undivided twenty-five percent (25%) of eight-eighths (8/8ths) leasehold interest in the Exploration Leases.

1.1.109 “RSS” means Royalty Suspension Supplements.

1.1.110 “Sales Tax” means any and all transfer, sales, gross receipts, compensating use, use or similar taxes, and any associated penalties and interest.

1.1.111 “SEC Basis Financial Statements” has the meaning set forth in Article 12.22.

1.1.112 “Seller” has the meaning set forth in the introductory paragraph of this Agreement.

1.1.113 “Seller Group” means each and all of: (a) Seller and its equity owners, officers, directors, agents, consultants and employees, and (b) Seller’s Affiliates and their equity owners, officers, directors, agents, consultants and employees.

1.1.114 “Seller’s Disposition Team” means Ina Honke, Kemper Howe, Julia Shur and Julieta Tucker.

1.1.115 “Seller’s Interim Payment” has the meaning set forth in Article 6.5(d).

1.1.116 “SPU” has the meaning set forth in Article 12.22.

1.1.117 “Suspense Funds” means proceeds of production, and penalties and interest with respect thereto, payable to Third Parties but held in suspense by Seller as operator of any of the Properties.

1.1.118 “Tax Proceeding” means any audit, litigation, refund claim or other proceeding with respect to the taxes described in Article 6.3.

1.1.119 “Termination Date” has the meaning set forth in Article 17.1.4.

1.1.120 “Third Party” means any person or entity, governmental or otherwise, other than Seller, Buyer and any of their respective Affiliates.

1.1.121 “Title Benefit” means any right, circumstance or condition that is asserted in accordance with Article 4.2 and that operates to: (i) increase the Net Revenue Interest of Seller as of the Effective Time in any lease, well or unit described on (or deemed to be included on) Exhibit “A” or Exhibit “A-2” (as applicable) having a positive Buyer’s Allocation above the Net Revenue Interest set forth in Exhibit “A” or Exhibit “A-2” (as applicable) with respect to such Property, without (with respect to a Net Revenue Interest) causing a greater than proportionate increase in the corresponding Working Interest above that shown in Exhibit “A” or Exhibit “A-2” (as applicable), (ii) decrease the Working Interest of Seller as of the Effective Time in leases, wells or units described on Exhibit “A” or Exhibit “A-2” (as applicable) having a positive Buyer’s Allocation below the Working Interest set forth in Exhibit “A” or Exhibit “A-2” with respect to such Property without decreasing the corresponding Net Revenue Interest for such Property below that shown in Exhibit “A” or Exhibit “A-2” (as applicable), or (iii) decrease the Working Interest of Seller as of the Effective Time in any lease, well or unit described on Exhibit “A” or Exhibit “A-2” (as applicable) having a negative Buyer’s Allocation below the Working Interest set forth in Exhibit “A” or Exhibit “A-2” (as applicable) with respect to such Property, without (with respect to any Working Interest) causing a greater than a proportionate decrease in the corresponding Net Revenue Interest below that shown in Exhibit “A” or Exhibit “A-2” (as applicable), which in each case increases the value of the Properties (including any reduction in the negative value of any Property with a negative Buyer’s Allocation) as of the Effective Time by more than Five Hundred Thousand United States Dollars (US $500,000) net to Seller’s interests in the Properties affected by any such individual Title Benefit. To the extent that a Working Interest and/or Net Revenue Interest for a well is not indicated on Exhibit “A-2”, such Working Interest and/or Net Revenue Interest will be the Working Interest and/or Net Revenue Interest of the associated lease, or unit as set forth on Exhibit “A”.

1.1.122 “Title Defect” means an (a) individual defect in Seller’s title to one or more (i) leases or units described on Exhibit “A” and/or (ii) wells described on Exhibit “A-2” or (b) inaccuracy in the Working Interests or Net Revenue Interests for such Property (where such Working Interests or Net Revenue Interests are stated on Exhibit “A” or Exhibit “A-2”, as applicable), that in either case would cause Seller not to have Defensible Title and, notwithstanding anything in this Agreement to the contrary, the term “Title Defect” does not include (x) the failure of a Party to obtain regulatory approval to conduct a drilling operation, including the right to drill an increased density or infill well or (y) DWP’s interest in the Properties.

1.1.123 “Transition Agreement” means a document in the form of Exhibit “J”.

1.1.124 “Transition Period” has the meaning set forth in the Transition Agreement.

1.1.125 “Working Interests” means the “Working Interests” or “WIs” set forth in Exhibit “A” or Exhibit “A-2”, as applicable.

ARTICLE 2

SALE OF PROPERTIES

2.1 Sale and Purchase. On the Closing Date, but effective as of the Effective Time, and upon the terms and conditions of this Agreement: (a) Seller shall sell, assign and convey the Properties to Buyer, and (b) Buyer shall purchase and accept the Properties from Seller; provided, however, Seller expressly excepts, reserves and retains, unto itself and its Affiliates, successors and assigns, the Excluded Properties.

2.2 Purchase Price. The total consideration for the Properties, subject to adjustments as described below, is the payment by Buyer to Seller of Two Hundred Four Million and NO/100s United States Dollars (US$204,000,000) (“Purchase Price”), payable in full at Closing in immediately available funds, and (b) Buyer’s assumption of the Assumed Obligations. The Purchase Price shall be adjusted as follows:

(a) increased by Computed Interest for the period from the Effective Time through the Closing Date on the Purchase Price (after adjustment pursuant to Articles 2.2(j) through (o)) less the amount of the Performance Deposit paid by Buyer;

(b) decreased by the amount of Operating Revenues to which Buyer is entitled under Article 6.2 but which are collected and retained by Seller;

(c) increased by Five Hundred Thousand United States Dollars (US $500,000) per month (pro-rated on a daily basis for any partial month) pursuant to Article 6.2(b) from the Effective Time through Closing;

(d) increased by the amount of Charges for which Buyer is responsible under Article 6.2 but which are paid by Seller;

(e) decreased by the amount of Charges for which Seller is responsible under Article 6.2 but which are paid by Buyer;

(f) increased by amounts to which Seller is entitled pursuant to Article 6.1;

(g) increased by the amount of taxes and assessments for which Buyer is responsible under Article 6.3 but which are paid by Seller;

(h) decreased by the amount of taxes or assessments for which Seller is responsible under Article 6.3 but which are paid by Buyer;

(i) increased by amounts owing by Buyer pursuant to Article 6.4;

(j) decreased by the agreed or arbitrated aggregate net adjustment, if any, for Alleged Title Defects pursuant to Article 4.2, and increased by the agreed or arbitrated aggregate net adjustment, if any, for Title Benefits pursuant to Article 4.2 and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 4.2;

(k) decreased by the agreed or arbitrated aggregate net adjustment, if any, to which Buyer is entitled for Alleged Adverse Conditions pursuant to Article 5.2 and decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 5.2;

(l) decreased or increased, as appropriate, by any adjustments made for Properties excluded pursuant to Article 3.1;

(m) decreased for any agreed or arbitrated adjustment for any “reduction in value” pursuant to Article 7.2; and

(n) increased or decreased, as the case may be, by any other amount mutually agreed to by the Parties in writing.

The Purchase Price, as so adjusted, shall be the “Adjusted Purchase Price.”

2.3 Performance Deposit. Upon Seller’s execution of this Agreement and prior to its delivery to Buyer, Buyer shall deposit with Seller cash equal to the lesser of (i) fifteen percent (15%) of the unadjusted Purchase Price or (ii) Forty Million United States Dollars (US $40,000,000) (“Performance Deposit”), by wire transfer to a bank account designated by Seller prior to Seller’s execution of this Agreement, provided however, that if this Agreement is executed on a day other than a Business Day or after-hours on a Business Day, Buyer shall deliver the Performance Deposit to Seller at its designated bank account in the United States before 12:00 p.m. on the next Business Day.

ARTICLE 3

PREFERENTIAL RIGHTS

3.1 Preferential Rights To Purchase.

(a) On or before the third (3rd) Business Day following the execution of this Agreement, Seller shall deliver notices of preferential purchase rights arising under the agreements set forth in Schedule 10.1.13 to the holders thereof. Seller shall use the Buyer’s Allocations to provide any required preferential right to purchase notifications, based on the form of Preferential Rights Notice Letter attached hereto as Exhibit “F”.

(b) If, prior to the Closing Date, a holder of a preferential purchase right notifies Seller that it elects to exercise its rights with respect to the Properties to which its preferential purchase right applies (determined by and in accordance with the agreement under which the preferential purchase right arises), the Properties covered by that preferential purchase right will not be sold to the party originally executing this Agreement as “Buyer” (subject to the remaining provisions in this Article), and the Purchase Price will be reduced by the Buyer’s Allocations for such Properties if Buyer’s Allocations are positive numbers and increased by Buyer’s Allocations for such Properties if Buyer’s Allocations are negative numbers. Subject to Article 17, Buyer remains obligated to purchase the remainder of the Properties not affected by exercised preferential rights to purchase. If for any reason, other than Seller’s breach, the purchase and sale of the Properties covered by the preferential purchase right which has been exercised by the holder thereof (a “Pref Right Transaction”) is not or cannot be consummated with the holder of the preferential purchase right, Seller shall so notify Buyer promptly, but no later than sixty (60) Days after the Closing Date, and within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign and convey to Buyer and Buyer shall purchase and accept from Seller such Properties pursuant to the terms of this Agreement and for the value allocated to such Properties in the Buyer’s Allocations (except “Closing Date” with respect to such Properties shall mean the date of assignment of such Properties from Seller to Buyer).

(c) If on the Closing Date any preferential purchase right applicable to some (but not all) Properties has not been waived and the time to elect has not elapsed, such Properties affected thereby shall be excluded from the transactions under this Agreement and Closing with respect to the unaffected Properties shall proceed, and the Parties shall conduct one or more subsequent closings with respect to the Properties affected by such preferential purchase right if and when any such preferential purchase right has been waived or the time to elect has elapsed. If such preferential purchase right has not been waived and the time to elect has not elapsed, within sixty (60) Days after the Closing Date, the Properties affected thereby, automatically and without need to amend this Agreement, shall be removed from this Agreement and the Parties shall have no further obligations to each other with respect to the same.

(d) Any preferential purchase right must be exercised subject to all the terms and conditions of this Agreement, including the payment of the Performance Deposit upon exercise of the preferential purchase right and the successful Closing of this Agreement pursuant to Article 16.

ARTICLE 4

TITLE REVIEW

4.1 Review of Title Records. After execution and delivery of this Agreement and prior to the Closing Date, Seller shall make available (during Seller’s regular business hours and at their current location) for Buyer’s review, Records in Seller’s or its Affiliates’ possession or under Seller’s control relating to title to the Properties. If Buyer requests copies of title Records, Seller shall use its Commercially Reasonable Efforts to provide the requested copies to Buyer at Buyer’s expense. Such review of Records will be conducted in accordance with the terms of the Confidentiality Agreement.

4.2 Alleged Title Defects and Title Benefits.

(a) Should Seller’s Disposition Team discover a Title Defect on or before Closing, Seller shall as soon as practicable, but in any event prior to Closing, deliver to Buyer a notice including a reasonably detailed description of the Title Defect and the Properties affected. As soon as reasonably practicable (and on an ongoing basis), but no later than thirty (30) Days following the execution of this Agreement, Buyer may notify Seller in writing of any Alleged Title Defects. Buyer’s notice asserting Alleged Title Defects must include a reasonably detailed description and explanation (including any available supporting documentation) of each Alleged Title Defect claimed, the Properties affected, and the value Buyer in good faith attributes to the Alleged Title Defect (which may not exceed the Buyer’s Allocations with respect to the affected Property). Buyer and Seller shall meet from time-to-time to attempt to agree on resolution with respect to Alleged Title Defects. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure or remove on or before the Closing Date any Alleged Title Defects with respect to the Properties. If prior to Closing, Seller has commenced to cure the Alleged Title Defect in a timely manner and pursues such cure diligently, then Seller may, by notice to Buyer prior to Closing, elect to continue diligently attempting to cure such defect to completion for up to one hundred eighty (180) Days following Closing.

(b) Should Buyer’s Acquisition Team discover any Title Benefit on or before Closing, Buyer shall as soon as practicable, but in any case prior to Closing, deliver to Seller a notice including a specific description of the Title Benefit and the Properties affected. Seller shall have the right to deliver to Buyer a similar notice on or before Closing with respect to each Title Benefit discovered by Seller, which in the case of Seller, shall include the value Seller in good faith attributes to the Title Benefit.

(c) A Purchase Price adjustment shall be made under Article 2.2(j) by reducing the Purchase Price by the net aggregate value of all actual Alleged Title Defects timely reported under this Article (or of which Seller had Knowledge and should have reported under Article 4.2(a)) and not timely cured as permitted under this Article, and increasing the Purchase Price by the net aggregate value of all actual Title Benefits timely reported under this Article (or of which Buyer had Knowledge and should have reported under Article 4.2(b)), subject to the other terms of this Article. The value attributable to any uncured Alleged Title Defect or any Title Benefit shall be determined as follows:

(i) Where Seller and Buyer agree in writing upon the value of the Alleged Title Defect or Title Benefit, as applicable, that value shall be the value of the Alleged Title Defect or Title Benefit, as applicable.

(ii) If the Alleged Title Defect is a lien, encumbrance or other charge upon a Property which is undisputed and liquidated in amount, then the value of the Alleged Title Defect shall be the amount necessary to be paid to the obligee to remove the Alleged Title Defect from the affected Property.

(iii) If Buyer’s Allocation for any Property is positive and the (A) Alleged Title Defect represents a discrepancy between the Net Revenue Interest for such Property and the Net Revenue Interest for that Property stated on Exhibit “A” or Exhibit “A-2”, as applicable, then the value of such Alleged Title Defect shall be the product of Buyer’s Allocation for such Property multiplied by a fraction, the numerator of which is the decrease in Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit “A” or Exhibit “A-2”, as applicable; and (B) the Title Benefit represents a discrepancy between the Net Revenue Interest for such Property and the Net Revenue Interest for that Property stated on Exhibit “A” or Exhibit “A-2”, as applicable, then the value of such Alleged Title Benefit shall be the product of Buyer’s Allocation for such Property multiplied by a fraction, the numerator of which is the increase in Net Revenue Interest and the denominator of which is the Net Revenue Interest stated on Exhibit “A” or Exhibit “A-2”, as applicable.

(iv) If the Alleged Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the affected Property of a type not described in subsections (i), (ii) or (iii) above, the value of the Alleged Title Defect shall be determined by taking into account Buyer’s Allocation for the Property so affected, the portion of the Property affected by the Alleged Title Defect, the legal effect of the Alleged Title Defect, the potential economic effect of the Alleged Title Defect over the life of the affected Property, and such other factors as are necessary to make a proper evaluation.

The Parties agree for all purposes of this Article 4 that Buyer’s Allocation for each Property is the value of that Property if it has the Net Revenue Interest and/or Working Interest stated on Exhibit “A” or Exhibit “A-2” and is free of liens, Claims and encumbrances other than Permitted Encumbrances. The value of any Alleged Title Defect or Title Benefit consisting of a discrepancy in Net Revenue Interest and/or Working Interest shall be determined solely by starting with the Buyer’s Allocation and calculating the effect of the percentage change in Net Revenue Interest and/or Working Interest. Except as set forth in Article 4.2(c)(iii), such calculation shall be based on the same assumptions with respect to production rate, production profile, price, and amounts of future capital expenditures as were used in the calculation of Buyer’s Allocation, which assumptions shall be disclosed to Seller and any applicable arbitrator. Notwithstanding anything herein to the contrary, if an Alleged Title Defect is reasonably susceptible of being cured, the adjustments or payments with respect to that Alleged Title Defect shall not exceed the reasonable costs of cure. Notwithstanding anything to the contrary herein, the cumulative adjustments and payments associated with the Alleged Title Defects for an affected Property may not exceed the Buyer’s Allocation with respect to the affected Property. For the avoidance of doubt, Seller may cure any Alleged Title Defect by assigning overriding royalty interests (or similar interests) or additional Working Interests in the applicable field to Buyer.

(d) Notwithstanding the other terms of this Article 4.2, Seller may elect by notice to Buyer at least five (5) Days prior to the Closing Date to exclude from this Agreement any lease, well or unit and associated Property affected by an Alleged Title Defect of which Buyer has provided timely notice if (i) such affected Property has a positive Buyer’s Allocation and the cumulative adjustments and payments associated with the effects of Alleged Title Defects on such Property and associated Property would equal or exceed Buyer’s Allocation for such Property or (ii) such Property has a negative Buyer’s Allocation. In the event any Property is excluded from this Agreement pursuant to this Article, the Purchase Price shall be reduced (or increased, if such allocation is negative) by Buyer’s Allocation for such Property, and no other adjustment shall be made with respect to such Property.

(e) If prior to Closing, the Parties are unable to agree on a resolution associated with any Alleged Title Defects raised by Buyer pursuant to Article 4.2(a) (or of which Seller had Knowledge and should have reported under Article 4.2(a)), the Parties shall Close with the Purchase Price being reduced by Seller’s estimate of the value of all uncured Alleged Title Defects, in accordance with Article 4.2(c), excluding those Alleged Title Defects with respect to which Seller has provided notice of its election to continue curing under Article 4.2(a); provided, however, that within thirty (30) Days after the Closing Date, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18 to resolve the dispute. If prior to Closing, the Parties are unable to agree on a resolution associated with any Title Benefit raised pursuant to Article 4.2(b) (or of which Buyer had Knowledge and should have reported under Article 4.2(b)), the Parties shall Close with the Purchase Price being increased by Seller’s estimate of the increase in the value of the Properties above that shown in Buyer’s Allocations (including any reduction in the negative value of any Property with a negative Buyer’s Allocation) as a consequence of the Title Benefit, subject to the right of either Party to initiate binding arbitration in accordance with the provisions set forth in Article 18 to resolve the dispute.

(f) If by one hundred eighty (180) Days following Closing, Seller or an Affiliate of Seller has failed to cure any Alleged Title Defects with respect to which Seller has provided notice of its election to continue curing under Article 4.2(a), and the Parties have been unable by such date to agree upon a resolution associated with such Alleged Title Defects, then Seller shall make a payment to Buyer equal to Seller’s estimate of the value of such uncured Alleged Title Defects, in accordance with Article 4.2(c). Within thirty (30) Days after the one hundred eighty (180) Day cure period has expired, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18 to resolve any dispute of such value of such uncured Alleged Title Defects.

(g) Any claim for payment with respect to any Alleged Title Defect, and any assertion that any Alleged Title Defect for which Seller has provided notice of its intent to cure has not been cured, that are not resolved by agreement of the Parties or referred to arbitration within thirty (30) Days following Closing (or, in the event Seller provides notice that it will continue attempting to cure the Alleged Title Defect after Closing, within thirty (30) Days after the one hundred eighty (180) Day cure period following Closing has expired) shall be deemed waived, unless the thirty (30) Day period is extended by mutual written agreement of the Parties.

(h) Any limitations contained in the definition of Alleged Title Defect or in this Article 4.2 on Buyer’s right to compensation with respect to any Title Defect shall have no effect on Buyer’s right to compensation, if any, with respect to any Claim for damages or other matters (except damages for title matters) involving the Property subject to the Title Defect under any other provision of this Agreement.

(i) Seller’s election to attempt to cure an Alleged Title Defect shall not constitute a waiver of Seller’s right to dispute the existence, nature or value of, or cost to cure, the Alleged Title Defect. Buyer’s acceptance of any payment or adjustment based on Seller’s estimate of the value of an uncured Alleged Title Defect that was not agreed to by Buyer shall not constitute a waiver of Buyer’s right to dispute such estimate by initiating arbitration within the time permitted by this Article.

4.3 Waiver. Except for the special warranty of title given by Seller in Article 10.1.6, Buyer waives for all purposes all objections associated with the title to the Properties (including Alleged Title Defects and Title Defects), unless raised by proper notice within the applicable time period set forth in Article 4.2; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.

ARTICLE 5

INSPECTION OF PREMISES

5.1 Inspection of Premises. After execution and delivery of this Agreement and until the Closing Date, Seller shall provide Buyer access (during Seller’s regular business hours) to Seller-operated Properties, and Seller shall use Commercially Reasonable Efforts to obtain permission for Buyer to gain access to Third Party-operated Properties, to conduct a visual inspection of the same subject to the following conditions. Such inspection shall be (a) conducted in accordance with the terms of the Confidentiality Agreement, (b) subject to any boarding agreements or releases or other agreements required by the operator of the Properties and (c) the rules and regulations of such operator with respect to health, safety and the environment. Buyer may not conduct any sampling, boring, drilling, probing, digging or other invasive investigative activity or inspections (other than a visual inspection) and may not operate any equipment or machinery in the course of such inspection. Seller shall arrange, at Buyer’s cost, for any transportation to and from any such Properties as is reasonably requested by Buyer. Buyer (on behalf of Buyer Group and their successors and assigns), to the fullest extent permitted by Law, hereby releases Seller Group and the other owners of interests in the assets included in the Properties from, and agrees to, indemnify, defend and hold harmless Seller Group, the other owners of interests in the assets included in Properties and their respective officers, directors, employees, agents and representatives, from any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation), related to (a) personal injuries to Buyer Representatives and/or (b) damages to the property of Buyer or Buyer Representatives, to the extent relating to, arising out of, or connected with, directly or indirectly, Buyer’s inspection of the Properties or Buyer Representatives’ travel to or from or presence upon the Properties in connection with the transactions contemplated by this Agreement, even if such indemnified event relates to, arises out of or in connection with the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of any of the aforesaid indemnified parties, or any pre-existing defect, but not to the extent that such indemnified event or occurrence is caused by or the result of gross negligence or willful misconduct of such indemnified parties. Further, Buyer (on behalf of Buyer Group and their successors and assigns), to the fullest extent permitted by Law, hereby releases Seller Group and the other owners of interests in the assets included in the Properties from, and agrees to indemnify, defend and hold harmless Seller Group, the other owners of interests in the assets included on the Properties and their respective officers, directors, employees, agents and representatives, from any and all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation) relating to, arising out of or connected with, directly or indirectly, Buyer’s inspection of the Properties or Buyer Representatives’ travel to or from or presence upon the Properties in connection with the transaction, in each case, only to the extent attributable to Buyer’s or Buyer’s Representative’s negligence (whether sole, joint or concurrent) or willful misconduct. As promptly as practicable, and taking into account to the extent practicable any priorities of which Buyer has provided notice, but in any event within ten (10) Business Days after execution and delivery of this Agreement, Seller shall make available (during Seller’s regular business hours and at their current location) for Buyer’s review, Records in Seller’s or its Affiliates’ possession or under Seller’s control relating to the Properties; provided, that Seller may restrict access and provision of information to the extent it reasonably believes necessary to (i) comply with existing confidentiality obligations owed to Third Parties, (ii) ensure compliance with antitrust and other Laws, (iii) preserve the secrecy of confidential information to the extent not related to the Properties and (iv) preserve a valid legal privilege relating to existing or anticipated Claims. If Buyer requests copies of Records, Seller shall use its Commercially Reasonable Efforts to provide the requested copies to Buyer at Buyer’s expense. Such review of Records will be conducted in accordance with the terms of the Confidentiality Agreement.

5.2 Alleged Adverse Conditions.

(a) As soon as reasonably practicable (and on an ongoing basis), but no later than thirty (30) Days following the execution of this Agreement, Buyer may notify Seller in writing of any Alleged Adverse Conditions. Buyer’s notice asserting Alleged Adverse Conditions must include a reasonably detailed description and explanation (including any available supporting documentation) of each Alleged Adverse Condition claimed, the Properties affected, and the value Buyer in good faith attributes to the Alleged Adverse Condition (including its good faith estimate of the costs of bringing such condition into compliance with Laws). Buyer and Seller shall meet from time-to-time to attempt to agree on resolution with respect to Alleged Adverse Conditions. Seller shall have the right, but not the obligation, to attempt, at its sole cost, to cure on or before the Closing Date any Alleged Adverse Conditions with respect to the Properties. If prior to Closing, Seller has commenced to cure the Alleged Adverse Condition in a timely manner and pursues such cure diligently, then Seller may, by notice to Buyer prior to Closing, elect to continue diligently attempting to cure such condition to completion for up to one hundred eighty (180) Days following Closing.

(b) A Purchase Price adjustment shall be made under Article 2.2(k) by reducing the Purchase Price by the net aggregate value of all actual Alleged Adverse Conditions timely reported under this Article and not timely cured as permitted under this Article, subject to Article 5.2(g) and the other terms of this Article. When calculating the value of any Alleged Adverse Conditions, notwithstanding anything herein to the contrary, if an Alleged Adverse Condition is reasonably susceptible of being cured, the adjustments or payments with respect to that Alleged Adverse Condition shall not exceed the reasonable costs of cure.

(c) Notwithstanding the other terms of this Article 5.2, Seller may elect by notice to Buyer at least five (5) Days prior to the Closing Date to exclude from this Agreement any lease, well, unit and associated Property affected by an Alleged Adverse Condition of which Buyer has provided timely notice if (i) such affected Property has a positive Buyer’s Allocation and the cumulative adjustments and payments associated with the effects of Alleged Adverse Conditions on such Property and associated Property would exceed Buyer’s Allocation for such Property or (ii) such Property has a negative Buyer’s Allocation. In the event any Property is excluded from this Agreement pursuant to this Article, the Purchase Price shall be reduced (or increased, if such allocation is negative) by Buyer’s Allocation for such Property, and no other adjustment shall be made with respect to such Property.

(d) If prior to Closing, the Parties are unable to agree on a resolution associated with any Alleged Adverse Conditions raised by Buyer, the Parties shall Close with the Purchase Price being reduced by Seller’s estimate of the value of all uncured Alleged Adverse Conditions, excluding those Alleged Adverse Conditions with respect to which Seller has provided notice of its election to continue curing under Article 5.2(a); provided, however, that within thirty (30) Days after the Closing Date, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18 to resolve the dispute.

(e) If by one hundred eighty (180) Days following Closing, Seller has failed to cure any Alleged Adverse Conditions with respect to which Seller has provided notice of its election to continue curing under Article 5.2(a), and the Parties have been unable by such date to agree upon a resolution associated with such Alleged Adverse Conditions, Seller shall make a payment to Buyer equal to Seller’s estimate of the value of such uncured Alleged Adverse Conditions. Within thirty (30) Days after the one hundred eighty (180) Day cure period has expired, either Party may initiate binding arbitration in accordance with the provisions set forth in Article 18 to resolve the dispute.

(f) Any claim for payment with respect to any Alleged Adverse Condition, and any assertion that any Alleged Adverse Condition for which Seller has provided notice of its intent to cure has not been cured, that are not resolved by agreement of the Parties or referred to arbitration within thirty (30) Days following Closing (or, in the event Seller provides notice that it will continue attempting to cure the Alleged Adverse Conditions after Closing, within thirty (30) Days after the one hundred eighty (180) Day cure period following Closing has expired) shall be deemed waived, unless the thirty (30) Day period is extended by mutual written agreement of the Parties.

(g) Notwithstanding anything contained in this Agreement to the contrary, Buyer shall not be entitled to an adjustment or other remedy under Articles 5.2, 8.3 (except Article 8.3(d)) or 8.4 unless the aggregate value of all Alleged Adverse Conditions (determined in accordance with this Article 5.2), and the costs and expenses associated with any Non-Environmental Claims, Environmental Claims and claims under Article 8.3 (except Article 8.3(d)), in each case timely reported under those Articles and not cured by Seller, exceeds an amount equal to one percent (1%) of the Purchase Price as adjusted for Properties excluded pursuant to Article 3.1 hereof for preferential purchase rights exercised (the “Deductible”) and then only to the extent such aggregate value exceeds the Deductible, and Buyer shall be solely responsible for and bear all costs and expenses associated with any and all Alleged Adverse Conditions, Non-Environmental Claims, Environmental Claims and claims under Article 8.3 (except Article 8.3(d)) up to the Deductible and as is otherwise provided in this Agreement.

(h) Seller’s election to attempt to cure an Alleged Adverse Condition shall not constitute a waiver of Seller’s right to dispute the existence, nature, or value of, or cost to cure, the Alleged Adverse Condition. Buyer’s acceptance of any payment or adjustment based on Seller’s estimate of the value of an uncured Alleged Adverse Condition that was not agreed to by Buyer shall not constitute a waiver of Buyer’s right to dispute such estimate by initiating arbitration within the time period permitted by this Article.

5.3 Waiver. If Closing occurs, Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives for all purposes all objections associated with the environmental and physical and other condition of the Properties (including Alleged Adverse Conditions), unless (to the extent permitted hereunder) raised by proper notice within the applicable time period set forth in Article 5.2, subject however to Article 7; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims, except claims (if any) under Article 7 and under Seller’s indemnities pursuant to Articles 8.2, 8.3 and 8.4, they may have against Seller Group associated with the same.

ARTICLE 6

ACCOUNTING

6.1 Products. Seller (or the operator of the Properties) shall gauge all merchantable oil and liquid hydrocarbon substances associated with the Properties and stored in tanks and vessels to the bottom of the flange as of the Effective Time. Buyer shall purchase from Seller, at Closing, all such oil and liquid hydrocarbon substances plus the line fill in the Platform Oil Lateral all at a price equal to the average price received by Seller from sales during the month of September 2011 of comparable oil and liquid hydrocarbon substances from each field from which such substances were produced, net of royalties, excise, severance and other production taxes, and marketing costs (which include for purposes hereof, among other things, costs of gathering, treating, processing, compression, and transportation), to the extent such items are not treated as Charges under this Article 6; provided that the price for the line fill shall be $250,000. Oil and liquid hydrocarbon substances in treating and separation equipment upstream of pipeline connections, as of the Effective Time, shall not be considered merchantable and shall become the property of Buyer. Actual amounts shall be accounted for in the Final Accounting Settlement.

6.2 Revenues, Expenses and Capital Expenditures. Provided that Closing has occurred, except as expressly provided otherwise in this Agreement: (a) Seller is entitled to all Operating Revenues attributable to the Properties during the period prior to the Effective Time and is responsible for all Charges that are attributable to the Properties during the period prior to the Effective Time; (b) Seller is entitled to the sum of Five Hundred Thousand United States Dollars (US $500,000) per month (prorated on a daily basis for any partial month) (as an agreed reimbursement in lieu of actual overhead) for the period from and after the Effective Time to the Closing Date; (c) Buyer is entitled to all Operating Revenues attributable to the Properties during the period on and after the Effective Time and is responsible for all Charges (except Charges shall not include producing, drilling, construction, operating and marketing overhead costs payable to Seller or its Affiliates) that are attributable to the Properties during the period on and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement, unless previously accounted for under the Transition Agreement. Whether Charges and Operating Revenues with respect to the Properties are attributable to periods before or after the Effective Time shall be determined in accordance with United States generally accepted accounting principles (as published by the Financial Accounting Standards Board) and Council of Petroleum Accountants Societies (COPAS) standards, based on the accrual method of accounting.

6.3 Taxes. Seller shall bear all taxes and assessments, including excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes or assessments attributable to ownership or operation of the Properties prior to the Effective Time; and all deductions, credits or refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Seller. Provided that Closing has occurred, Buyer shall bear all taxes and assessments, including sales taxes, excise taxes, severance or other production taxes, ad valorem taxes and any other federal, state or local taxes and assessments attributable to ownership or operation of the Properties on and after the Effective Time (excluding Seller’s income taxes from the Effective Time through Closing); and all deductions, credits and refunds pertaining to the aforementioned taxes and assessments, no matter when received, belong to Buyer. Ad valorem or property or other taxes based on revenue from the Properties shall apply to the tax year for which the tax rendition is issued and be prorated based on the percentage of the assessment period occurring before and after the Effective Time. Actual amounts shall be accounted for in the Final Accounting Settlement. Buyer shall bear all Sales Tax, if any, on the transaction contemplated by this Agreement. Each Party is responsible for filing any tax returns and handling payment of any tax due under Law during the period when it or its Affiliate holds title to the Properties. Solely for federal and state income tax purposes, the Properties are held by the BP Amoco Deepwater Partnership (EIN 36-4359770) (the “DWP”). Solely for federal and state income tax purposes, the DWP will be deemed to relinquish the Properties to Buyer. Seller is not transferring an interest in the DWP to Buyer.

6.4 Credits. Provided that Closing has occurred, Buyer shall reimburse Seller for any and all prepaid utility charges, insurance premiums, rentals, deposits and any other prepays (excluding taxes) applicable to the period on and after the Effective Time that are attributable to the Properties. Actual amounts shall be accounted for in the Final Accounting Settlement.

6.5 Final Accounting Settlement.

(a) As soon as reasonably practicable, but no later than one hundred and eighty (180) Days after the end of the Transition Period, Seller shall deliver the Final Accounting Statement to Buyer.

(b) Buyer shall have the right to conduct, at its sole cost, an audit of the Final Accounting Statement (“Buyer’s Audit”). If Buyer so elects to conduct Buyer’s Audit, then, as soon as reasonably practicable, but no later than one hundred twenty (120) Days after its receipt of the Final Accounting Statement, Buyer may deliver to Seller a written audit report (the “Buyer’s Report”) containing its proposed changes to the Final Accounting Statement. Seller shall provide to Buyer access to its books and records relating to the Properties (including Seller’s contractor IBM’s books and records relating to the Properties) and its personnel (and IBM’s personnel) who are familiar with the Properties in order for Buyer to conduct the Buyer’s Audit during normal business hours in the offices of Seller; provided that (i) Seller shall not be required to provide space for more than twelve (12) individuals conducting Buyer’s Audit (no more than six (6) individuals at each of Seller’s facilities and IBM’s facilities), (ii) Buyer’s access to Seller’s personnel shall not unreasonably interfere with their normal business activities and employment duties, (iii) any copies made by Buyer or Buyer’s Representatives or charges by IBM in connection with Buyer’s Audit will be at the sole cost of Buyer; and (iv) Buyer shall not have access to any information of Seller or its Affiliates (or Seller’s contractor, IBM) that is (A) confidential (provided that Seller shall use its Commercially Reasonable Efforts to get any third party consent to release such confidential information) or (B) privileged, (C) competitive or (D) that relates to the Excluded Properties.

(c) Any matters covered by the Final Accounting Statement as delivered by Seller to which Buyer fails to object in Buyer’s Report shall be deemed correct and is final and binding on the Parties and not subject to further review, audit or arbitration. As soon as reasonably practicable, but no later than forty-five (45) Days after Seller receives Buyer’s Report (the “Dispute Resolution Period”), as applicable, the Parties shall meet to attempt to agree on any adjustments to the Final Accounting Statement. If the Parties fail to agree on final adjustments within the Dispute Resolution Period, either Party may submit the disputed items to the Accounting Referee no later than the thirtieth (30th) Day following the expiration of the Dispute Resolution Period. Any adjustment dispute that is not resolved by agreement of the Parties or submitted to the Accounting Referee by such thirtieth (30th) Day shall be deemed waived unless the thirty (30) Day period is extended by mutual written agreement of the Parties. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) Days after its receipt of relevant materials pertaining to the dispute. The Accounting Referee shall act as an expert for the limited purpose of determining the specific disputed matters submitted by either Party and may not award damages or penalties to either Party with respect to any matter. The Accounting Referee shall address only those items in dispute and may not determine the disputed items to be greater than the greatest amount claimed by a Party or smaller than the smallest amount claimed by a Party. Seller and Buyer shall share equally the Accounting Referee’s fees and expenses.

(d) If at the end of the Dispute Resolution Period, both Buyer and Seller agree that the Adjusted Purchase Price is greater than the Closing Payment, but the amount of such difference is disputed, then within fifteen (15) Business Days after the end of the Dispute Resolution Period, Buyer shall pay to Seller an amount (“Buyer’s Interim Payment”) equal to (x) the greater of (1) the Adjusted Purchase Price asserted by Buyer at the end of the Dispute Resolution Period and (2) the Adjusted Purchase Price set forth in Buyer’s Report, (y) less the Closing Payment. If both Buyer and Seller agree that the Adjusted Purchase Price is less than the Closing Payment, but the amount of such difference is disputed, then within fifteen (15) Business Days after the end of the Dispute Resolution Period, Seller shall pay to Buyer an amount (“Seller’s Interim Payment”) equal to (x) the Closing Payment, (y) less the lesser of (i) the Adjusted Purchase Price asserted by Seller at the end of the Dispute Resolution Period and (ii) the Adjusted Purchase Price set forth in the Final Accounting Statement.

(e) The Final Accounting Statement, whether as agreed between the Parties or as determined by a decision of the Accounting Referee, shall be binding on and non-appealable by the Parties. Within fifteen (15) Business Days after the earlier of (i) the date the amounts are agreed to by the Parties and (ii) the date the Parties receive the Accounting Referee’s decision (A) Buyer shall pay to Seller the amount by which the Adjusted Purchase Price exceeds the sum of the Closing Payment and Buyer’s Interim Payment, or (B) Seller shall pay to Buyer the amount by which the Closing Payment exceeds the Adjusted Purchase Price, less Seller’s Interim Payment, as applicable. Any post-Closing payment pursuant to this Article 6.5 shall bear Computed Interest from the Closing Date to the date of payment. The revenues and expenses included in the Final Accounting Settlement shall be final and binding on the Parties and not subject to further review, audit or arbitration.

6.6 Post-Final Accounting Settlement Revenues. (a) Buyer shall pay Seller any and all Operating Revenues received by Buyer (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) attributable to the Properties prior to the Effective Time, and (b) Seller shall pay Buyer any and all Operating Revenues received by Seller (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) attributable to the Properties on and after the Effective Time. The Party responsible for the payment of Operating Revenues shall make full payment to the other Party, together with reasonably available supporting documentation with respect to such amounts, within sixty (60) Days after receipt of such amounts.

6.7 Post-Final Accounting Settlement Expenses. (a) Seller shall reimburse Buyer for any and all Charges paid by Buyer (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) that are attributable to the Properties prior to the Effective Time, and (b) Buyer shall reimburse Seller for any and all Charges paid by Seller (to the extent not accounted for in the Final Accounting Settlement or under the Transition Agreement) that are attributable to the Properties on and after the Effective Time. The Party responsible for the payment of such Charges shall make full payment to the other Party within sixty (60) Days after receipt of an applicable invoice and proof that such invoice was paid. Seller shall be entitled to resolve all joint interest audits and similar audits that are expressly permitted under the existing terms of the Contracts (collectively, the “Contractual Audits”) for periods for which such entity is responsible, and neither Party shall agree to settle any Contractual Audit with respect to periods for which the other is responsible without the prior written consent of the other, such consent not to be unreasonably withheld.

ARTICLE 7

LOSS, CASUALTY AND CONDEMNATION

7.1 Notice of Loss. Seller shall promptly notify Buyer of all instances of Casualty Loss that occur and become known to Seller between the date of this Agreement and Closing.

7.2 Casualty Loss. If, prior to Closing, a portion of the Properties is damaged or destroyed resulting in a Casualty Loss, Seller and Buyer shall meet to attempt to agree on an adjustment to the Purchase Price reflecting the “reduction in value” of the Properties because of such Casualty Loss. For this purpose, “reduction in value” is based on the principle that Seller should generally bear the costs of repairing the Properties to the state existing immediately prior to the Casualty Loss, but if such repair results in equipment or facilities that are newer than or upgraded from that which existed immediately prior to the Casualty Loss, Buyer should bear a portion of such costs that is equitable under the circumstances because of the benefit to Buyer of such newer or upgraded equipment or facilities. If the Parties are unable to agree on resolution of a Casualty Loss, the Parties shall Close with the Purchase Price being reduced by Seller’s estimate of the reduction in the value of the Properties as a result of the Casualty Loss; provided, however, either Party may, within sixty (60) Days after the Closing Date (but not later), initiate binding arbitration in accordance with Article 18 to resolve the dispute. Any claim for a Casualty Loss not referred to arbitration within sixty (60) Days after Closing shall be deemed waived. Seller shall retain any and all rights to insurance proceeds and other claims against Third Parties associated with or attributable to any pre-Closing Casualty Loss.

ARTICLE 8

ALLOCATION OF RESPONSIBILITIES AND INDEMNITIES

8.1 Opportunity for Review. Each Party represents that it has had an adequate opportunity to review all waiver, release, indemnity and defense provisions in this Agreement, including the opportunity to submit the same to legal counsel for review and advice. Based on the foregoing representation, the Parties agree to the provisions set forth below.

8.2 Seller’s Indemnity With Respect to Retained Litigation. Seller retains sole responsibility and liability for the matters set forth in Schedule 10.1.4 to the extent (and only to the extent) such matters relate to the period prior to the Effective Time, and Seller releases Buyer Group from and shall protect, defend, indemnify and hold Buyer Group harmless from and against all Claims to the extent relating to, arising out of, or connected with, directly or indirectly, such matters to the extent (and only to the extent) such matters relate to the period prior to the Effective Time. Buyer shall use its Commercially Reasonable Efforts to cooperate with Seller in all respects in connection with Seller’s retention and defense of such matters.

8.3 Seller’s Non-Environmental and Certain other Indemnity Obligations. Seller, subject to the limitations set forth in this Agreement, shall protect, defend, indemnify and hold Buyer Group harmless from and against the following:

(a) Claims for injury or death to any person to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time, of which Buyer provides Seller notice in accordance with Article 8.7(a) within three (3) years after the Closing Date (or, if Buyer receives notice of such Claim within the last thirty (30) Days of such period, within thirty (30) Days of Buyer’s receipt of notice);

(b) Claims that Seller failed to pay royalties (including overriding royalties) to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time, of which Buyer provides Seller notice in accordance with Article 8.7(a) within three (3) years after the Closing Date (or, if Buyer receives notice of such Claim within the last thirty (30) Days of such period, within thirty (30) Days of Buyer’s receipt of notice);

(c) Claims by the BOEM for royalty due from Seller prior to the Effective Time of which Buyer or the BOEM provides Seller notice (in the case of Buyer, in accordance with Article 8.7(a)) within seventy-two (72) months after the Closing Date, to the extent and only to the extent that such Claims arise out of an audit commenced by the BOEM prior to the third (3rd) anniversary of the Closing Date;

(d) Claims by co-owners of the leases and/or lands included in the Properties that arise out of any Contractual Audits that are commenced on or before December 31, 2013, to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time, of which Buyer or any such co-owner provides Seller notice (in the case of Buyer, in accordance with Article 8.7(a)) within three (3) years after the Closing Date or such longer period of time as Seller has agreed to toll the period for assertion of Claims by such co-owners;

(e) all other Non-Environmental Claims to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time, of which Buyer provides Seller notice in accordance with Article 8.7(a) within one (1) year after the Closing Date (or, if Buyer receives notice of such Claim within the last thirty (30) Days of such period, within thirty (30) Days of Buyer’s receipt of notice), including Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly: (i) damages to or loss of any property or resources, (ii) breach of contract, (iii) common law causes of action such as negligence, strict liability, nuisance or trespass, or (iv) fault imposed by Law or otherwise; and

(f) all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation), of Buyer on account of any breach by Seller of any of its representations and/or warranties set forth in Article 10 or the corresponding representations set forth in the certificate delivered by Seller to Buyer pursuant to Article 16.2.4, or breach by Seller of any of its covenants set forth in this Agreement, to the extent that Buyer provides Seller notice thereof in accordance with Article 8.7(b) prior to the date of the expiration of the applicable representation and/or warranty or covenant as set forth in Article 19.6.

These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Buyer Group, or any pre-existing defect. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify, and hold Buyer Group harmless from and against any Non-Environmental Claims or claims made pursuant to Article 8.3(f) to the extent that Buyer is not entitled to a remedy therefor under Article 5.2(g). As of Closing, Buyer assumes and is solely responsible for all Non-Environmental Claims either waived by Buyer or not subject to indemnification by Seller at the time in question under the terms of this Article.

8.4 Seller’s Environmental Indemnity Obligation. Seller, subject to the limitations set forth in this Agreement, shall protect, defend, indemnify and hold Buyer Group harmless from and against all Environmental Claims to the extent relating to, arising out of, or connected with, directly or indirectly, Seller’s ownership or operation of the Properties or any part thereof prior to the Effective Time of which Buyer provides Seller with notice in accordance with Article 8.7(a) within one (1) year after the Closing Date (or, if Buyer receives notice of such Claim within the last thirty (30) Days of such period, within thirty (30) Days after Buyer’s receipt of notice). This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Buyer Group, or any pre-existing defect. Notwithstanding anything in this Agreement to the contrary, Seller has no obligation under this Agreement or otherwise to protect, defend, indemnify, and hold Buyer Group harmless from and against any Environmental Claims to the extent that Buyer is not entitled to a remedy therefor under Article 5.2(g). As of Closing, Buyer assumes and is solely responsible for any and all Environmental Claims either waived by Buyer or not subject to indemnification by Seller at the time in question under the terms of this Article.

8.5 Buyer’s Non-Environmental Indemnity Obligation. Buyer (on behalf of Buyer Group and their successors and assigns) releases Seller Group from and shall protect, defend, indemnify and hold Seller Group harmless from and against (a) all claims, demands, suits, causes of action, losses, damages, liabilities, fines, penalties and costs (including attorneys’ fees and costs of litigation), of Seller on account of any breach by Buyer of any of its representations and/or warranties set forth in Article 11 or the corresponding representations set forth in the certificate delivered by Buyer to Seller pursuant to Article 16.3.3 or breach by Buyer of any of its covenants set forth in this Agreement, to the extent that Seller provides Buyer notice thereof in accordance with Article 8.7(b) prior to the date of the expiration of the applicable representation and/or warranty or covenant as set forth in Article 19.6 and (b) all Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly (i) the ownership or operation of the Properties or any part thereof prior to the Effective Time (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.2 or 8.3 has been waived, ceased, terminated (in accordance with such Article or otherwise) or does not apply, (ii) Buyer’s Allocation, and/or (iii) the ownership or operation of the Properties or any part thereof on and after the Effective Time (no matter when asserted), including in each case Non-Environmental Claims relating to, arising out of, or connected with, directly or indirectly: (A) injury or death of any person whomsoever, (B) damages to or loss of any property or resources, (C) breach of contract, (D) payment of royalties, (E) common law causes of action such as negligence, strict liability, nuisance or trespass, or (F) fault imposed by Law or otherwise. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.6 Buyer’s Environmental Indemnity Obligation. Buyer (on behalf of Buyer Group and their successors and assigns) releases Seller Group from and shall protect, defend, indemnify and hold Seller Group harmless from and against (i) all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof prior to the Effective Time (no matter when asserted) for which Seller’s indemnity and defense obligation in Article 8.2 or 8.4 has been waived, ceased, terminated (in accordance with such Article or otherwise) or does not apply, and/or (ii) all Environmental Claims relating to, arising out of, or connected with, directly or indirectly, ownership or operation of the Properties or any part thereof on and after the Effective Time. These indemnity and defense obligations apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

8.7 Notice of Claims.

(a) If a Claim is asserted against a Party for which the other Party may have an obligation of indemnity and defense or may be entitled to indemnity or defense (whether under this Article 8 or any other provision of this Agreement), the Party against whom the Claim is asserted shall give the other Party prompt written notice of the Claim, setting forth the particulars associated with the Claim (including a copy of the written Claim, if any) as then known by the Indemnified Party. In the event that the Party sending the notice is seeking indemnification under this Agreement, it shall include that request in its notice (a “Claim Notice”). The failure of any Indemnified Party to give prompt notice of a Claim as required by this Article shall not relieve the Indemnifying Party of its obligations under this Agreement except to the extent such failure materially prejudices the Indemnifying Party’s ability to defend against the Claim.

(b) If a Party desires to make a claim (other than a Claim) for relief and/or indemnification against a Party for which the other Party may have an obligation under Articles 8.2, 8.3(f) or 8.5(a) (a “First Party Claim”), then such Party desiring such relief shall give the other Party prompt written notice of its First Party Claim, setting forth the particulars associated with such claim as then known by the Indemnified Party.

(c) Any Party seeking relief and/or indemnification under the terms of this Agreement shall be referred to herein as the “Indemnified Party” and the Party from whom the Indemnified Party seeks relief and/or indemnification shall be referred to herein as the “Indemnifying Party.”

8.8 Defense of Claims. Within thirty (30) Days after the Indemnifying Party receives a Claim Notice, the Indemnifying Party shall notify the Indemnified Party whether or not the Indemnifying Party will assume responsibility for defense and payment of the Claim. The Indemnified Party is authorized, prior to and during such thirty (30) Day period, to file any motion, pleading or other answer that it deems necessary or appropriate to protect its interests, or those of the Indemnifying Party, and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party elects not to assume responsibility for defense and payment of the Claim, the Indemnified Party may defend against, or enter into any settlement with respect to, the Claim as it deems appropriate without relieving the Indemnifying Party of any indemnification obligations the Indemnifying Party may have with respect to such Claim. The Indemnifying Party’s failure to respond in writing to a Claim Notice within the thirty (30) Day period shall be deemed an election by the Indemnifying Party not to assume responsibility for defense and payment of the Claim. If the Indemnifying Party elects to assume responsibility for defense and payment of the Claim: (a) the Indemnifying Party shall defend the Indemnified Party against the Claim with counsel of the Indemnifying Party’s choice (reasonably acceptable to Indemnified Party which shall cooperate with the Indemnifying Party in all reasonable respects in such defense), (b) the Indemnifying Party shall pay any judgment entered or settlement with respect to such Claim, (c) the Indemnifying Party shall not consent to entry of any judgment or enter into any settlement with respect to the Claim that (i) does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect to the Claim or (ii) contains terms that may materially and adversely affect the Indemnified Party (other than as a result of money damages covered by the indemnity), and (d) if the Indemnified Party consents to entry of any judgment or enters into any settlement with respect to the Claim without the Indemnifying Party’s prior written consent, then the Indemnified Party shall be conclusively deemed to have waived any right to indemnification under this Agreement with respect to such Claim. In all instances the Indemnified Party may employ separate counsel and participate in defense of a Claim, but the Indemnified Party shall bear all fees and expenses of counsel employed by the Indemnified Party.

8.9 No Duplication of Remedies. In no event shall either Party be entitled to duplicate compensation with respect to any Claim or claim for any breach of representation, warranty or agreement herein asserted under the terms of this Agreement, even though such Claim or claim for breach may be addressed by more than one provision of this Agreement. Non-Environmental Claims and Environmental Claims are excluded from Charges, which are adjusted between the Parties in accordance with the terms of Article 6. Payments for claims under Article 8 shall not affect allocations of Charges and Operating Revenues under Article 6 and allocations of Charges and Operating Revenues under Article 6 shall not affect payments for claims under Article 8. For the avoidance of doubt, Buyer’s claims for indemnification under this Agreement are limited to Seller’s ownership interest in the asset giving rise to such a claim.

8.10 Other Contracts Between the Parties. The Parties agree that if Buyer or an Affiliate of Buyer currently owns interests in certain of the lands, leases and other assets included in the Properties, the assumption, protection, defense, indemnification and releases in this Agreement are not intended to waive or modify in any manner any existing contractual rights or obligations between any member of Seller Group and any member of Buyer Group under operating agreements, unit agreements, service contracts or other agreements to the extent any such foregoing agreement is not entered into and delivered in connection with this

Agreement or the transactions contemplated hereunder, and the protection, defense, indemnification and releases in this Article 8 or Article 12 shall not release or eliminate any of Buyer’s obligations as a co-owner in certain of the lands, leases and other assets included in the Properties. Without limiting the generality of the foregoing, the Parties expressly acknowledge and agree that, notwithstanding any other provision of this Agreement, neither Buyer nor its Affiliates hereby release any claims they may have against Seller for Charges arising from audits under Contracts relating to periods prior to the Effective Time.

8.11 Cooperation and Mitigation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Claim which the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any Third Party; provided that the Indemnifying Party shall reimburse the Indemnified Party for any reasonable expenses incurred by it in so cooperating at the request of the Indemnifying Party. The Indemnified Party has a duty to mitigate any claims to which a right of indemnity applies under this Agreement.

8.12 Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity, at the Indemnifying Party’s expense, to be present at, and to participate in, conferences with all Persons asserting any Claim against the Indemnified Party and conferences with representatives of or counsel for such Persons.

8.13 Waiver of Certain Damages. Each Party irrevocably waives and agrees not to seek indirect, consequential, punitive or exemplary damages of any kind in connection with any dispute arising out of or related to this Agreement (including the breach thereof) or the transactions contemplated hereby. For the avoidance of doubt, this Article 8.13 does not diminish or otherwise affect the Parties’ rights and obligations to be indemnified against, and provide indemnity for, indirect, consequential, punitive or exemplary damages awarded to any Third Party for which indemnification is provided in this Agreement or Seller’s right to receive liquidated damages, including the Performance Deposit, pursuant to the terms of Article 17.2. Notwithstanding anything to the contrary contained elsewhere in this Agreement, Seller shall not be required to indemnify Buyer under this Article 8 for (a) any claim or Claim if Buyer has not provided notice within the survival period, (b) any claim or Claim to the extent the aggregate claims or Claims for which Seller is responsible under Articles 5.2, 8.3 (except Article 8.3(d)) and 8.4 do not exceed the Deductible (and then only to the extent of damages in excess of the Deductible) or (c) aggregate damages in excess of the Purchase Price.

8.14 Exclusive Remedies. Except for remedies that cannot be waived as a matter of Law, if Closing occurs, the indemnities set forth in this Agreement shall be the exclusive remedy for breach of any representation, warranty or covenant set forth in this Agreement; provided, however, nothing in this Article 8.14 shall be deemed to affect any Person’s right to equitable relief (including specific performance in a court of law) for breach of a covenant set forth in this Agreement. Notwithstanding anything herein to the contrary, no breach of any representation, warranty, covenant or agreement contained in this Agreement shall give rise to any right on the part of Buyer, after Closing, to rescind this Agreement or any of the transactions contemplated hereby.

ARTICLE 9

DISCLAIMERS

9.1 Disclaimers. Except as otherwise expressly provided in Article 10 or as otherwise expressly stated in this Agreement: (a) Seller shall assign the Properties to Buyer “AS-IS, WHERE-IS”, and with all faults and defects in their present condition and state of repair, without recourse, even for the return of the Purchase Price, and (b) Seller disclaims any and all representations and warranties with respect to the Properties, express, statutory, implied or otherwise, including any warranty as to (i) title, the Buyer purchasing at its own peril and risk, and, to the extent Louisiana Law is applicable, the Seller’s obligation to return the purchase price under Louisiana Civil Code article 2503 being expressly excluded, (ii) compliance with Laws, (iii) existence of any and all prospects or recompletion opportunities, (iv) geographic, geologic or geophysical characteristics, (v) existence, quality, quantity or recoverability of hydrocarbon substances, (vi) ability to produce, including production or decline rates, (vii) costs, expenses, revenues, receipts, prices, accounts receivable or accounts payable, (viii) contractual, economic or financial information and data, (ix) continued financial viability, including present or future value or anticipated income or profits, (x) environmental or physical condition (surface and subsurface), (xi) federal, state, or local income or other tax consequences, (xii) absence of patent or latent defects, (xiii) safety, (xiv) state of repair, (xv) merchantability, (xvi) fitness for a particular purpose and (xvii) conformity to models or samples of materials; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same other than Buyer’s right to assert the existence of Alleged Adverse Conditions under Article 5.2 or Buyer’s right to claim breaches of representations and warranties under Article 10.

9.2 Disclaimer of Statements and Information. Seller expressly disclaims any and all liability and responsibility for and associated with the quality, accuracy, completeness or materiality of information, data and materials shown to or furnished (electronically, orally, in writing or any other medium and whether or not furnished or shown before or after the execution of this Agreement) to Buyer Group associated with the Properties or the transaction contemplated by this Agreement, including the Due Diligence Materials; and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same. For the avoidance of doubt, Buyer’s waiver of claims under this Article 9.2 does not waive Buyer’s right to assert under Article 5.2 the existence of Alleged Adverse Conditions.

ARTICLE 10

SELLER’S REPRESENTATIONS AND WARRANTIES

10.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

10.1.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Seller is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the Properties are located.

10.1.2 Corporate Authority; Authorization of Agreement. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all obligations placed on Seller in this Agreement. This Agreement, when executed and delivered by Seller, constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

10.1.3 No Violations. Subject to the receipt of all consents, approvals and waivers from Third Parties in connection with transactions contemplated hereby and assuming compliance with the provisions of the HSR Act in connection with the transactions contemplated by this Agreement, Seller’s execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:

(a) conflict with or require consent of any person or entity under any terms, conditions or provisions of Seller’s certificate of incorporation or bylaws;

(b) violate any provision of any Law applicable to Seller; or

(c) result in creation or imposition of any lien or encumbrance on any of the Properties.

10.1.4 Litigation. Except as set forth in Schedule 10.1.4, (i) there is no litigation, action or proceeding pending to which Seller is a party which relates to all or any portion of the Properties, and (ii) to Seller’s Knowledge, there is no litigation, action or proceeding threatened against Seller (nor, to the Knowledge of Seller, has any claim been threatened against Seller in writing or notice of royalty audit been received from the BOEM) (x) which relates to all or any portion of the Properties that would have a Material Adverse Effect or (y) that would prevent the timely consummation of the transactions contemplated by this Agreement by Seller.

10.1.5 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Seller’s Knowledge, threatened against Seller.

10.1.6 Special Warranty of Title. Seller warrants its title to the Properties against adverse claims of title by, through or under Seller, but not otherwise, subject to the Permitted Encumbrances.

10.1.7 Contracts.

(a) Schedule 10.1.7 sets forth all Contracts of the type described below (collectively, the “Material Contracts”):

(i) any Contract that can reasonably be expected to result in aggregate payments by Seller thereunder of more than One Million United States Dollars (US $1,000,000) (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to Seller thereunder of more than One Million United States Dollars (US $1,000,000) (based solely on the terms thereof and without regard to any expected increase in volumes or revenues);

(iii) any hydrocarbon purchase and sale, transportation, processing or similar Contract that is not terminable without penalty on thirty (30) Days or less notice;

(iv) any Contract providing for the dedication of hydrocarbons attributable to the Properties to any gathering system or pipeline for transportation or to any facilities for processing or other treatment (in each case) that is not terminable without penalty on thirty (30) Days or less notice;

(v) any indenture, mortgage, loan, credit or sale-leaseback or similar contract;

(vi) any Contract that constitutes a lease under which Seller is the lessor or the lessee of real property; and

(vii) any Contract between Seller or any of its Affiliates that is material to the operation of the Properties.

(b) To the Knowledge of Seller, no Person is in default under any Material Contract except as disclosed on Schedule 10.1.10 and except such defaults as would not have a Material Adverse Effect. Seller has made available to Buyer copies of each Material Contract and all amendments thereto.

10.1.8 Payments for Production. Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (except in-kind royalties, overriding royalties and other burdens on production reflected in the Net Revenue Interests) to deliver hydrocarbons from the leases, wells and units included in the Properties at a future time without receiving payment at or after the time of delivery.

10.1.9 Compliance with Laws. Except with respect to (a) any condition described on Schedule 1.1.7, (b) any damage or condition for which work or operations are covered by an AFE disclosed on Schedule 10.1.14, and (c) as shown on Schedule 10.1.9, to the Knowledge of Seller, Seller has conducted its operations with respect to the Properties in compliance with all applicable Laws, except such failures to comply as would not have a Material Adverse Effect.

10.1.10 Tax Matters. With respect to the Properties, (i) Seller has filed all material tax returns that are due, (ii) all taxes shown to be due on such returns have been paid, and (iii) to the Knowledge of Seller, there is no material dispute or claim concerning any tax liability of Seller with respect to the Properties of which Seller has received written notice from any tax authority.

10.1.11 Calls on Production. Except as disclosed on Schedule 10.1.11, there are no calls on, or other rights to purchase, hydrocarbons produced from or attributable to the Properties, whether or not the same are currently being exercised.

10.1.12 Plugging and Abandonment. To Seller’s Knowledge, except as disclosed on Schedule 10.1.12, as of the date of this Agreement there are no existing wells, pipelines, or other facilities included in the Properties which, in accordance with applicable Law, must be Plugged and Abandoned within twelve (12) months after the date of execution of this Agreement. To Seller’s Knowledge, as of the date of this Agreement all existing wells on the Properties that have been Plugged and Abandoned have been properly Plugged and Abandoned.

10.1.13 Consents and Preferential Purchase Rights. Except (a) as disclosed on Schedule 10.1.13, (b) for consents and approvals of governmental entities or authorities customarily obtained subsequent to the conveyance of assets similar to the Properties post-Closing, (c) under Contracts that are terminable without penalty upon sixty (60) Days or less notice, and (d) for any consent required in connection with the HSR Act, to the Knowledge of Seller, there are no consents or other restrictions on assignment (including requirements for consents from Third Parties to any assignment) or preferential purchase rights (in each case) that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Seller.

10.1.14 Current Commitments. Schedule 10.1.14 sets forth, as of the date(s) set forth in such Schedule, all authorities for expenditures (each, an “AFE”) relating to the Properties to drill or rework wells or for other operating expenditures or capital expenditures (in each case) exceeding Two Hundred Fifty Thousand United States Dollars (US $250,000) net to Seller’s interest pursuant to any of the Material Contracts or any applicable joint operating agreement for which all of the activities anticipated in such AFE’s or commitments have not been completed by the date(s) set forth in such Schedule.

10.1.15 Leases.

(a) Except (1) with respect to royalty payment obligations and (2) as set forth in Schedule 10.1.15, (x) the oil and gas leases included in the Properties are in full force and effect as of the Closing and are not currently scheduled to expire before the end of the Transition Period and (y) Seller is not in default in any material respect regarding any of such entity’s obligations under the oil and gas leases included in the Properties; provided, however, that Seller shall have no liability for breach of the representation in subclause (y) foregoing to the extent that any loss of an oil and gas lease is caused by (i) Buyer’s actions, (ii) Buyer’s failure, but only to the extent of Buyer’s ability as allowed by the BOEM, to take reasonable actions in mitigation of such loss (for example, if the BOEM gives notice to Buyer of Seller’s breach after the Transition Period, then Seller will have no liability under this Article 10.1.15(a) to the extent that Buyer reasonably could have remedied such breach within the time period allowed by the BOEM, but failed to do so) or (iii) Buyer’s failure to act as a reasonable and prudent operator.

(b) Seller is not in default in any material respect regarding such entity’s obligations to pay royalties under the oil and gas leases for the Properties which such entity or its Affiliate operates and, to Seller’s Knowledge, under the oil and gas leases for the Properties on which neither Seller nor any of its Affiliates is an operator.

ARTICLE 11

BUYER’S REPRESENTATIONS AND WARRANTIES

11.1 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

11.1.1 Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own the Properties. Buyer is qualified under Law to own and operate the Properties and in particular, Buyer is qualified pursuant to the rules and regulations of the BOEM to own and operate federal oil and gas leases in the Outer Continental Shelf, Gulf of Mexico, and is in good standing with, authorized by and qualified with all governmental agencies with jurisdiction or cognizance over operations on the Outer Continental Shelf, Gulf of Mexico, to the extent Buyer is required by such agencies to so qualify and maintain good standing. Buyer is duly licensed or qualified to do business as a foreign corporation and is in good standing in all adjoining states onshore from where the Properties are located.

11.1.2 Corporate Authority; Authorization of Agreement. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated by this Agreement and to perform all obligations placed on Buyer in this Agreement. This Agreement, when executed and delivered by Buyer, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights and general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

11.1.3 No Violations. Assuming compliance with the provisions of the HSR Act in connection with the transactions contemplated by this Agreement, Buyer’s execution and delivery of this Agreement and consummation of the transaction contemplated by this Agreement will not:

(a) conflict with or require consent of any person or entity under any terms, conditions or provisions of Buyer’s certificate of incorporation or bylaws; or

(b) violate any provision of any Law applicable to Buyer.

11.1.4 SEC Disclosure. Buyer is acquiring the Properties for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended.

11.1.5 Litigation. There is no litigation, action or proceeding pending against Buyer or, to Buyer’s Knowledge, threatened against Buyer that would prevent timely consummation of the transaction contemplated by this Agreement.

11.1.6 Independent Evaluation. Buyer is sophisticated in evaluation, purchase, ownership and operation of oil and gas properties and related facilities similar to the Properties and in making its decision to enter into this Agreement and consummate the transactions contemplated herein, Buyer (a) relied solely on its own independent investigation and evaluation of the Properties, and (b) satisfied itself as to the environmental, physical and other condition of, and contractual arrangements affecting, the Properties.

11.1.7 Financial Capability. Buyer has sufficient financial resources available to it to permit Buyer to pay the Purchase Price on the Closing Date, and to timely pay and perform all of its other obligations under this Agreement and the other agreements entered into by Buyer at the Closing, and will have such financial resources on the Closing Date. Buyer has no reason to believe that any conditions to its receipt of such funds will not be timely satisfied. Availability of funding and financing is not a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

11.1.8 Bankruptcy. There are no bankruptcy or receivership proceedings pending against, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer.

11.1.9 Consents. Except for any consent required in connection with the HSR Act, to the Knowledge of Buyer, there are no consents that would be applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

ARTICLE 12

ADDITIONAL COVENANTS

12.1 Subsequent Operations. Seller makes no representations or warranties to Buyer as to transferability or assignability of or succession to operatorship of any Properties by Buyer. Rights and obligations associated with operatorship of the Properties are governed by operating and similar agreements covering the Properties and will be decided in accordance with the terms of such agreements.

12.2 Rights of Non-Exclusive Use. At and after the Closing, Buyer shall, to the extent it has the authority to do so, and to the extent it does not unreasonably interfere with Buyer’s operations, grant to Seller (and, if requested by Seller, to its Affiliates and/or its or their respective contractors and/or successors and assigns), from time to time, as requested by Seller rights of use and ingress and egress as reasonably appropriate or convenient to allow Seller Group and their successors and assigns (i) to correct Alleged Adverse Conditions pursuant to the terms of Article 5.2, or (ii) to repair or restore any Properties affected by a Casualty Loss pursuant to the terms of Article 7.2. In addition to the above rights of use and ingress and egress, Seller Group and their successors and assigns shall be permitted from time to time to engage in operations and activities pursuant to a Production Handling Agreement described in Section

12.11 applicable to the Retained Interest and to engage in operations and activities on the Exploration Leases with respect to the Retained Interest in accordance with the Operating Agreement as provided for in Article 12.11(a). In conjunction with any access by Seller to the Pompano Platform pursuant to (i) and (ii) above, Buyer and Seller shall execute a mutually agreeable boarding agreement or other instruments deemed appropriate by Buyer and/or Seller for the purpose of such non-exclusive cost-free access by Seller.

12.3 Buyer’s Assumption of Obligations. If Closing occurs, effective at Closing, Buyer assumes, shall pay and shall timely perform and discharge the following (the “Assumed Obligations”):

(a) all of Seller’s duties and obligations, except for Seller’s duties and obligations under this Agreement, associated with the Properties (including any and all contractual duties and obligations) relating to the periods of time on and after the Effective Time; and

(b) except with respect to (i) Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, and (ii) the outstanding obligations of Seller under this Agreement (including its obligations with respect to Imbalances under Article 12.6), and subject only to Seller’s indemnities in Articles 8.2, 8.3, and 8.4, all of Seller’s duties and obligations associated with the Properties (including obligations arising under Contracts or applicable Laws) relating to the periods of time prior to the Effective Time.

In fulfilling the Assumed Obligations, Buyer shall comply with Laws. Buyer shall provide Seller (and its employees and contractors) reasonable access to the Properties as may be necessary or convenient to Seller from time to time for Seller to exercise any retained rights or comply with any retained obligations Seller may have associated with the Properties. Notwithstanding anything to the contrary in this Agreement, the remedies of Seller for a breach by Buyer of its obligations under Article 12.3 shall be limited to (x) the indemnities provided in other Articles of this Agreement and (y) enforcement (by specific performance, suits for money damages or otherwise) of Buyer’s obligations under Article 12.3 in defense of Claims against Seller with respect to those Assumed Obligations described under Article 12.3.

12.4 Asbestos and NORM. The Properties may currently or have in the past contained asbestos and NORM, and special procedures associated with assessment, remediation, removal, transportation or disposal of asbestos and NORM may be necessary. It is the Parties’ intent that Seller shall not be liable for and Buyer shall have no claim against Seller for the existence of asbestos or NORM on the Properties (except to the extent the asbestos or NORM is as of the date of execution of this Agreement in a condition that violates applicable Environmental Laws and Buyer would be entitled to a remedy with respect to such violation under another term of this Agreement) or Buyer’s actions such as removal or remediation thereof. Notwithstanding anything contained in this Agreement to the contrary, including Article 8:

(a) If Closing occurs, excluding Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay any and all costs and expenses associated with assessment, remediation, removal, transportation and disposal of asbestos and NORM associated with the Properties, and may not claim the fact that assessment, remediation, removal, transportation or disposal of asbestos and NORM are not complete or that additional costs and expenses are required in connection with assessment, remediation, removal, transportation or disposal of asbestos and NORM as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same, except (i) to the extent the asbestos or NORM is as of the date of execution of this Agreement in a condition that violates applicable Environmental Laws and Buyer is, at the time in question, entitled to a remedy with respect to such violation under another term of this Agreement or (ii) the asbestos or NORM is the basis of a Claim for death or bodily injury that accrued prior to the Effective Time and Buyer is, at the time in question, entitled to a remedy with respect to such Claim under another term of this Agreement; and

(b) If Closing occurs, excluding Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer (on behalf of Buyer Group and their successor and assigns), from and after Closing, releases Seller Group from and shall fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all claims and Claims relating to, arising out of, or connected with, directly or indirectly, the assessment, remediation, removal, transportation and disposal of asbestos and NORM from the Properties after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect. For the removal of doubt, Buyer’s release under this Article 12.4(b) does not prevent Buyer from asserting the existence of an Alleged Adverse Condition under Article 5.2 for asbestos or NORM that is, as of the date of execution of this Agreement, in a condition that violates existing Environmental Laws.

12.5 Plugging and Abandonment. In addition to any wells and facilities currently in use, the Properties contain wells and facilities that have been temporarily or permanently abandoned. Except to the extent of a breach of Seller’s representation in Article 10.1.12 that is asserted by Buyer under Article 8 prior to the expiration of the survival period of such representation, notwithstanding anything contained in this Agreement to the contrary, including Article 8:

(a) If Closing occurs, excluding Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay all costs and expenses associated with Plugging and Abandonment associated with the Properties and may not claim the fact that Plugging and Abandonment are not complete or that additional costs and expenses are required to complete Plugging and Abandonment operations as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same; and

(b) If Closing occurs, excluding Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer (on behalf of Buyer Group and their successor and assigns), from and after Closing, releases Seller Group from and shall fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all claims and Claims relating to, arising out of, or connected with, directly or indirectly, Plugging and Abandonment associated with the Properties, no matter whether arising before or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

(c) To the extent that Buyer or its assignees discharge any Claim for Plugging and Abandonment of the Properties in favor of a Third Party, including the BOEM, and to the maximum extent permitted by Law, Buyer (on behalf of Buyer Group and their successors and assigns) waives all rights of subrogation to Claims asserted or held by that Third Party against Seller or any Affiliate of Seller, arising from or related to the Plugging and Abandonment of the Properties.

12.6 Imbalances.

(a) Buyer acknowledges that Imbalances may exist that are associated with the Properties and, if Closing occurs, all Imbalances (whether for overproduction or underproduction by Seller) shall be assigned to and assumed by Buyer as of the Effective Time, and Buyer shall thereupon be entitled to all rights and shall bear all obligations with respect to any and all Imbalances, no matter when such Imbalances arose. Notwithstanding anything contained in any other provision of this Agreement, including Article 8 except as provided in Article 12.6(b):

(i) If Closing occurs, Buyer, from and after Closing, assumes and accepts sole responsibility for and agrees to pay all costs and expenses associated with Imbalances associated with the Properties, and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims it and they may have against Seller Group associated with such Imbalances; and

(ii) If Closing occurs, Buyer (on behalf of Buyer Group and their successors and assigns), from and after Closing, releases Seller Group from, and shall fully protect, defend, indemnify and hold Seller Group harmless from and against, any and all claims and Claims relating to, arising out of, or connected with, directly or indirectly, Imbalances associated with the Properties, no matter whether arising before or after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

(b) Notwithstanding Article 12.6(a), Buyer and Seller agree that the value of the Imbalances attributable to the Properties as of June 30, 2011 set forth on Schedule 12.6 will be included in the Purchase Price and will not be reflected as a Purchase Price adjustment on the Closing Statement; and that the following Purchase Price adjustments, if applicable, with respect to Imbalances attributable to the Properties shall be made between the Parties in the Final Accounting Statement, and each Party waives any other remedies with respect to Imbalances:

(i) If Seller’s Imbalance attributable to the Properties for an individual Property as of the Effective Time varies from the amount for such Property set forth in Schedule 12.6 to the detriment of Buyer (as owner of such Property after Closing) then Seller shall pay Buyer $4.25 for each MMBtu variance in excess of the amount set forth in Schedule 12.6 as part of the Final Accounting Statement.

(ii) If Seller’s Imbalance attributable to the Properties for an individual Property as of the Effective Time varies from the amount for such Property set forth in Schedule 12.6 to the benefit of Buyer (as owner of such Property after Closing) then Buyer shall pay Seller $4.25 for each MMBtu variance less than the amount set forth in Schedule 12.6 as part of the Final Accounting Statement.

12.7 Suspense Funds. Buyer acknowledges that Suspense Funds may exist that are associated with the Properties and Buyer shall be responsible for such Suspense Funds after Closing. Seller shall transfer all Suspense Funds and the obligation for the Suspense Funds to Buyer by adjustments to the Purchase Price in the Final Accounting Statement. Notwithstanding anything contained in this Agreement to the contrary, including Article 8:

(a) If Closing occurs, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay all costs and expenses associated with Suspense Funds (including any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include such amounts and (ii) that may accrue after Closing), and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same; and

(b) If Closing occurs, Buyer (on behalf of Buyer Group and their successors and assigns), from and after Closing, releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all claims and Claims relating to, arising out of, or connected with, directly or indirectly, Suspense Funds (including any additional fines, penalties or interest (i) that accrue prior to Closing to the extent, but only to the extent, that the Suspense Funds delivered to Buyer include such amounts and (ii) that may accrue after Closing), no matter when asserted. This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise),violation of Law, or other fault of Seller Group, or any pre-existing defect.

12.8 Sales Tax. The Parties will take Commercially Reasonable Efforts to assert and establish, if available, the occasional sale exemption from Sales Tax associated with the transactions contemplated hereby. If Sales Tax is due and owing as a result of Seller’s transfer of the Properties to Buyer, Buyer shall be solely responsible and liable for any and all such Sales Tax. Before the Closing Date, Buyer and Seller shall agree on the value of the tangible personal property being transferred and Buyer shall provide Seller with documentation detailing the basis for Buyer’s allocation of the Purchase Price to any Properties that are subject to Sales Tax. Buyer shall provide Seller with an exemption certificate for any tangible personal property included in the Properties for which it claims a Sales Tax exemption. Seller shall invoice, and Buyer shall pay, any Sales Tax on Buyer’s acquisition of all nonexempt tangible personal property and Seller shall remit the Sales Tax to the applicable governmental entity. Notwithstanding anything contained in this Agreement to the contrary (including Article 8), Buyer releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all claims and Claims (no matter when asserted) relating to, arising out of, or connected with, directly or indirectly, Sales Tax resulting from or associated with Seller’s transfer of Properties to Buyer. This indemnity and defense obligation applies regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect. If Seller is later required to pay any additional Sales Tax, interest, or penalty thereon, Buyer shall reimburse Seller within thirty (30) Days after receipt of Seller’s written notice of the payment.

12.9 Guaranty Agreement. Buyer has delivered contemporaneously with the execution of this Agreement a guaranty agreement executed by Stone Energy Corporation in substantially the same form as Exhibit “I”.

12.10 Transition Agreement. Buyer and Seller shall execute and deliver the Transition Agreement and Buyer and Seller shall execute Letters in Lieu (in each case) as provided in the Transition Agreement on the Closing Date. On the Closing Date, Buyer and Seller shall further execute notice letters customarily given under the Contracts in connection with a transfer of ownership of the Properties.

12.11 Production Contracts. Buyer and Seller shall execute and deliver, or cause their respective Affiliates to execute and deliver, the following production agreements (the “Production Contracts”):

(a) an Operating Agreement in substantially the form of Exhibit “K” (the “Operating Agreement”), to be executed and delivered on the Closing Date; and

(b) Upon the drilling of a successful well on the Exploration Leases and after the owners of such well(s) propose to tie-back and develop production from the Exploration Leases to the Pompano Platform, Buyer and Seller agree to negotiate in good faith a mutually acceptable Production Handling Agreement (“PHA”) for the handling and processing of production from such well(s). Each of such PHA’s terms shall be no less favorable to Seller than the then market rates and terms prevailing for the Pompano Platform area and shall afford to Seller the same treatment as is afforded to Buyer’s and its Affiliates’ production from such wells (including with respect to cost and type of service) such that Buyer (and its Affiliates) do not gain an economic advantage over Seller, and such PHA shall be subject to (i) the approval of any Third Party Pompano Platform owner, (ii) the then available processing capacity of the Pompano Platform and (iii) the then available Pompano Platform space required for the dedicated topside equipment and facilities to handle the Exploration Lease production.

12.12 Midstream Contracts. Buyer and Seller shall execute and deliver, or cause their respective Affiliates to execute and deliver, the following midstream agreements (the “Midstream Contracts”):

(a) a Crude Oil Purchase and Sale Agreement in substantially the form of Exhibit “L” (the “Crude Oil Purchase Agreement”), to be executed and delivered on the Closing Date;

(b) a Natural Gas and NGL Purchase and Sale Agreement in substantially the form of Exhibit “M” (the “Natural Gas and NGL Purchase Agreement”), to be executed and delivered on the Closing Date;

(c) a Gas Processing Agreement in substantially the form of Exhibit “N” (the “Gas Processing Agreement”), to be executed and delivered on the Closing Date; and

(d) a Ratification of Sub-Allocation Agreement Letter in substantially the form of Exhibit “R” (the “Ratification of Sub-Allocation Agreement Letter”), to be executed and delivered contemporaneously with the execution of the Production Handling Agreement.

12.13 Third Party Technology. Third Party proprietary seismic and other proprietary technology, including software, is used in connection with ownership or operation of the Properties. The BP Data was developed from underlying seismic data to which BP holds certain license rights and BP can provide a copy to Buyer only after receiving written permission from the owner of the underlying data. Notwithstanding anything in this Agreement to the contrary, Buyer is responsible for obtaining any licenses from Third Parties and necessary consents to Seller’s entering into a license to permit Buyer to utilize any BP Data after the Closing Date. Seller shall reasonably assist Buyer in contacting the relevant Third Parties, but Buyer shall be solely responsible for and shall bear all costs and transfer and other fees required to obtain licenses, assignments or new agreements. Within thirty (30) days of the Closing Date and subject to (i) Buyer having obtained licenses of such Third Party data, or other agreements, from each applicable owner of the Third Party data and providing evidence of satisfaction of applicable Third Party license or other requirements, (ii) Seller obtaining written permission to provide copies of the BP Data to Buyer from the applicable Third Party owner(s) of the BP Data, and (iii) Buyer executing the Non-Exclusive Reprocessed Geophysical Data Use Agreement, Seller will license (at no cost to Buyer other than copy cost), to the extent permitted by Seller’s applicable licenses from such Third Parties, the BP Data to Buyer pursuant to the Non-Exclusive Reprocessed Geophysical Data Use Agreement.

12.14 Interim Period.

(a) During the Interim Period, Seller shall: (i) maintain and operate the Properties and dispose of production from the Properties in the ordinary course of business consistent with Seller’s past custom and practice with respect to the Properties, (ii) to the extent practicable in the circumstances, consult with Buyer in relation to any material decision in connection with the Properties, provided that nothing in this sub-clause shall operate to fetter the discretion of Seller in acting with respect to the Properties except as explicitly provided in this Article 12.14, and (iii) generally keep Buyer in a timely manner informed of matters (not of a routine or minor nature) relating to the Properties.

(b) Without the consent of Buyer (which shall not be unreasonably withheld or delayed), during the Interim Period, Seller shall not, with respect to the Properties:

(i) except with respect to matters retained by Seller that are referenced in Schedule 10.1.4, waive, compromise or settle any right or claim for an amount in excess of Two Hundred Fifty Thousand United States Dollars (US $250,000) or which may reasonably be expected to have an adverse effect on the value of the Properties as a whole in excess of Two Hundred Fifty Thousand United States Dollars (US $250,000);

(ii) except in connection with AFE’s described on Schedule 10.1.14 or the currently anticipated but not yet issued AFEs described on Schedule 12.14(b)(ii), incur obligations with respect to the Properties for which Buyer would be responsible after Closing, other than transactions (x) the costs of which do not exceed Two Hundred Fifty Thousand United States Dollars (US $250,000) individually and which are incurred in the normal, usual and customary manner and are of a nature consistent with past practices employed by Seller with respect to the Properties, and/or (y) in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations);

(iii) encumber, sell, lease, remove from the leases, units or other real or immovable property or otherwise dispose of any Properties (excluding sales of production therefrom under existing Contracts or new contracts allowed under Article 12.14(b)(iv) and/or Article 12.14(b)(v) and sales, removals or disposals of Property that are in the ordinary course of business), except to the extent replaced by equivalent property or used, consumed or abandoned in the normal operations of Seller’s business;

(iv) except in connection with AFE’s described on Schedule 10.1.14 or on Schedule 12.14(b)(ii), enter into a contract or commitment for capital expenditures or the acquisition or construction of fixed assets for which Buyer shall have financial responsibility in connection with the Properties after Closing in an amount individually in excess of Two Hundred Fifty Thousand United States Dollars (US $250,000), except in connection with situations believed in good faith by Seller to constitute an emergency (in which case Seller’s obligation is limited to notifying Buyer as soon as reasonably practicable of such emergency and obligations);

(v) enter into a contract or agreement with an Affiliate of Seller or a contract or agreement with a term of greater than thirty (30) Days unless it can be terminated without penalty on no more than thirty (30) Days notice; or

(vi) terminate, or materially amend or modify, or agree to terminate or materially amend or modify, any of the Material Contracts, except renewals or extensions of such Contracts on substantially the same terms.

Notwithstanding the foregoing, Buyer’s consent shall not be required with respect to Seller’s execution and delivery of Items #50 and #51 set forth on Schedule 10.1.14.

(c) Regardless of whether all of the operations conducted by Seller during the Interim Period with respect to any of the Properties have been fully completed by Seller prior to Closing, Buyer shall, upon Closing, assume full responsibility for the completion of all such operations applicable to the Properties not in violation of this Article 12.14, subject, however, to the terms of the Transition Agreement during the Transition Period.

(d) During the Interim Period, except for the consents and approvals required under Article 13 or Article 12.13 (which consents and approvals shall be governed by such Articles) Seller shall use Commercially Reasonable Efforts to obtain all required consents and approvals using the consent notice substantially in the form of Exhibit “G” (“Consent Notice”), and to comply with all preferential purchase rights (in each case) applicable to the transactions contemplated by this Agreement, provided that Seller shall not be required to make payments or undertake obligations to or for the benefit of the holders of such rights in order to obtain the required consents and approvals. Buyer shall cooperate with Seller in seeking to obtain such consents, approvals and waivers. If on the Closing Date any material consent applicable to the assignment of any lease, well or unit has not been obtained, such Properties affected thereby and any other Property associated therewith shall be excluded from the transactions under this Agreement and Closing with respect to the unaffected Properties shall proceed, and the Parties shall conduct one or more subsequent closings for the affected Properties if and when such consent has been obtained. If such consent has not been obtained within sixty (60) Days after the Closing Date, the affected Properties automatically and without need for amendment of this Agreement shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Buyer’s Allocations, and the Parties shall have no further obligations to each other with respect to the same.

(e) The Parties acknowledge that operations conducted by Seller pursuant to the AFE’s described on Schedule 10.1.14 or Schedule 12.14(b)(ii) are expressly permitted during the Interim Period and Seller shall not be deemed or held in breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement on account of Seller conducting such operations.

(f) Notwithstanding the provisions of Article 19.1, if any approvals are required under this Article 12.14, requests shall be delivered to the following individuals, each of whom shall have full authority to grant or deny such requests for approvals:

As to Buyer:	As to Seller:

Name: Michael D. Deville Title: Director of Land Address: 625 East Kaliste Saloom Road Lafayette, Louisiana 70508 Phone: 337-521-2184 Fax: 337-521-0296 devillemd@stoneenergy.com	Name: Jayne Gates Title: Area Operations Manager, Marlin & Pompano Address: 200 WestLake Park Blvd. Houston, Texas 77079 Phone: 281-366-3890 Email: Jayne.gates@bp.com

And	And

Name: Kevin Hurst Title: Operations Manager, GOM Production Address: 625 East Kaliste Saloom Road Lafayette, Louisiana 70508 Phone: 337-521-2186 Fax: 337-521-2056 hurstkg@stoneenergy.com	Name: Kemper Howe Title: Land Manager, Gulf of Mexico SPU Address: 200 WestLake Park Blvd. Houston, Texas 77079 Phone: 281-366-1278 Fax: 281-366-7589 Email: kemper.howe@bp.com

12.15 Others Acts. Buyer acknowledges Seller may own undivided interests in certain of the Properties of which it is not the operator, and Buyer agrees that the acts or omissions of the other working interests owners (including the operators) who are not Seller or any Affiliates of Seller shall not constitute a breach of the provisions of Article 12.14, nor shall any action required by a vote of working interest owners constitute such a breach so long as Seller has voted its interest in a manner that complies with the provisions of Article 12.14. In addition, Seller shall not be deemed or held in breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement to the extent that any such breach arises out of the actions of Buyer or its Affiliates as operator or owner of certain of the Properties.

12.16 Notification of Breaches. Until the Closing:

(a) Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect or that any Title Defect exists.

(b) Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in a material respect.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement shall (if curable) be cured by the Closing, then such breach shall be considered not to have occurred for all purposes of this Agreement.

12.17 [Intentionally Deleted.]

12.18 Process Safety Management. Buyer acknowledges that there are currently Process Safety Management activities associated with the Properties. Buyer further acknowledges that Process Safety Management associated with the Properties is an ongoing process. Notwithstanding anything contained in this Agreement to the contrary, including Article 8:

(a) If Closing occurs, excluding any Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer, from and after Closing, accepts sole responsibility for and agrees to pay any and all costs and expenses associated with the Process Safety Management activities associated with the Properties (including identification, evaluation and remediation) and may not claim the fact that the Process Safety Management activities are not complete or that additional costs and expenses are required in connection with Process Safety Management as an Alleged Adverse Condition or a breach of Seller’s representations and warranties under this Agreement or the basis for any other redress against Seller, and Buyer (on behalf of Buyer Group and their successors and assigns) irrevocably waives any and all claims they may have against Seller Group associated with the same.

(b) If Closing occurs, except with respect to Charges attributable to the Properties for which Seller is responsible pursuant to Article 6, Buyer (on behalf of Buyer Group and their successors and assigns), from and after Closing, releases Seller Group from and shall fully protect, defend, indemnify, and hold Seller Group harmless from and against any and all claims and Claims relating to, arising out of, or connected with, directly or indirectly, the Process Safety Management activities associated with the Properties after the Effective Time. This indemnity and defense obligation will apply regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law or other fault of Seller Group, or any pre-existing defect.

12.19 Regulatory. Buyer is now, or as of Closing shall be, and shall continue to be qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions (including the federal and state waters in the Gulf of Mexico) where the Properties are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by any Laws, Buyer currently has, or as of Closing will have, and shall hereafter continue to maintain, lease bonds, area-wide bonds, any other surety bonds or other financial security devices as may be required by, and in accordance with, all Laws governing the ownership and operation of such leases and has filed any and all required reports necessary for ownership and operation of such Properties and has filed any and all required reports necessary for such operations with all governmental entities having jurisdiction over such operations. Buyer covenants that, to the extent that it must maintain any such supplemental surety bonds for the Properties as required by Law, such bonds shall be issued as “dual obligee” bonds naming Seller as an additional obligee, subject to the provisions of this Agreement and without prejudice to Buyer’s enforcement of any applicable terms and conditions of the Existing Operating Agreements. Buyer’s obligation to add Seller as an “obligee” to a bond pursuant to the preceding sentence is subject to (i) approval of BOEM, if such approval is required, and (ii) Buyer not incurring any additional costs, other than minor administrative costs.

12.20 Removal of Seller Marks. In connection with any Properties in which operatorship is changed from Seller to Buyer, Buyer agrees that, within three (3) months after the Closing Date, Buyer shall (i) remove, obliterate, cover or replace, as appropriate, all signs, billboards, containers, drums, advertisements or other media containing any service marks, trade names, trade dress or other indicia of origin of Seller or any other member of the Seller Group, including the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” any items that include the words “BP,” “Amoco,” “Vastar,” “Atlantic Richfield Company,” or “Standard;” the Seller Group torch and oval design; the letters “BP;” any items that include the word “BP” or the BP shield or the BP Helios logo and/or variants thereof; the ARCO spark design logo and any variants thereof; and the letters “ARCO” located on or appurtenant to any portion of the Properties, including signs, billboards and advertisements or other media located at offices and facilities related to the Properties; and (ii) return to Seller or, at Seller’s option, destroy (and certify such destruction to Seller) all items and materials, including stationery, letterhead and purchase orders, located at or on the Properties that identify Properties of Seller or of any other member of the Seller Group, or any of the Properties containing the above described marks. In addition, Buyer agrees that, within three (3) months after the Closing Date, Buyer shall replace all signs located at or on the Properties that identify Properties of Seller or of any other member of the Seller Group, or identify Seller or any other member of the Seller Group as the operator of such Properties.

12.21 BOEM Royalty Imbalances. Seller shall bear and be responsible for any in-kind royalty imbalances in effect as of the Effective Time with the BOEM pertaining to any Properties operated by Seller.

12.22 Financial Audit. After the Closing, Seller shall provide Buyer with access (upon reasonable notice and during normal business hours) to (i) information reasonably requested by Buyer from Seller’s operating and financial Records relating primarily to the Properties for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 which were previously made available to Seller’s auditors for purposes of preparing BP Gulf of Mexico Strategic Performance Unit’s (“SPU”) annual audited and quarterly reviewed financial statements for those years with respect to the Properties and (ii) information reasonably requested by Buyer from SPU’s corresponding records for any completed fiscal quarter for the fiscal year to be ended December 31, 2011 prior to the Closing, including (in each case) Records reasonably requested with respect to oil and natural gas reserves and production and direct lease operating costs with respect to each of the Properties and the gross revenues from each of the Properties and such other information relating to the Properties as Buyer may reasonably request in order for Buyer to prepare financial statements for the years ended December 31, 2008, December 31, 2009 and December 31, 2010 and such periods ended in 2011, in each case to the extent necessary to be included by Buyer in any filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) with respect to or as a result of the transactions contemplated by this Agreement (the “SEC Basis Financial Statements”) (it being acknowledged that Seller shall not be required to prepare any pro formas and forward-looking statements). Seller shall cause Seller’s and Seller’s Affiliates’ personnel to reasonably cooperate with Buyer in providing such access and to reasonably assist Buyer in locating and interpreting such Records. The cost incurred by Seller and its Affiliates in providing the financial Records (including fees of accountants and contractors) to Buyer and assisting Buyer as provided in this Article shall be borne by Buyer. Buyer releases Seller Group from and shall fully protect, defend, indemnify and hold Seller Group harmless from and against any and all claims, liabilities, losses or damages (including costs of investigation and attorneys’ and experts’ fees and expenses) relating to, arising out of, or connected with, directly or indirectly, the preparation or furnishing of any such records to Buyer, any actions, representations or certifications of Seller’s and its Affiliates’ personnel or auditors with respect to the information contained in such Records, or Buyer’s use of the information contained in such Records, the inclusion of such financial Records in any debt or equity offering documents or related materials, regardless of cause or of any negligent acts or omissions (including active or passive, sole, concurrent or comparative negligence), strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of Seller Group, or any pre-existing defect.

ARTICLE 13

HSR ACT

13.1 HSR Filings. The Parties do not believe the HSR Act is applicable to the transactions contemplated by this Agreement. If compliance with the HSR Act is required in connection with the transaction contemplated by this Agreement, as promptly as practicable and in any event not more than thirty (30) Days after the date of this Agreement, both Parties shall file with the Federal Trade Commission and the Department of Justice, as applicable, the required notification and report forms and shall as promptly as practicable furnish any supplemental information that may be requested in connection therewith. Each Party shall bear its own costs and expenses incurred in connection with any such filing and provision of information.

ARTICLE 14

PERSONNEL

14.1 Employees. Seller has no obligation to provide Buyer an opportunity to interview for employment any individuals who support the Properties and Buyer has no obligation to hire any such individuals.

14.2 Restriction on Solicitation. Buyer may not (without obtaining the prior written consent of Seller), for a period of twelve (12) months after the Closing Date, solicit employment of, or contact except for such contact as may be necessary in respect to litigation, claims or other business matters unrelated to the solicitation of employment, any of Seller’s employees directly or indirectly engaged in operation of the Properties as of the date hereof and as of the Closing Date or engaged in the negotiation or Closing of the transactions contemplated by this Agreement. For purposes of this Article 14.2, a general published solicitation or advertisement for employment (whether in print or on-line) shall not be a breach hereof.

ARTICLE 15

CONDITIONS PRECEDENT TO CLOSING

15.1 Conditions Precedent to Seller’s Obligation to Close. Seller shall, subject to satisfaction or waiver of the conditions to Closing in Article 15.3, consummate the sale of the Properties on the Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by Seller:

15.1.1 all representations and warranties of Buyer contained in this Agreement are true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date;

15.1.2 Buyer shall have complied in all material respects with all Buyer’s material obligations, covenants and conditions in this Agreement to be performed or complied with prior to Closing;

15.1.3 Buyer shall have provided Seller evidence satisfactory to Seller that Buyer is as of Closing qualified with the BOEM to hold oil and gas leases on the U.S. Outer Continental Shelf and has posted with the BOEM an area wide bond and any supplemental or additional bonds required by the BOEM with respect to the Properties, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act;

15.1.4 The aggregate reduction in the Purchase Price pursuant to Articles 5.2 and 7.2 shall not exceed twenty-five percent (25%) of the Purchase Price (as adjusted for Properties excluded pursuant to Article 3.1 hereof for preferential purchase rights exercised); and

15.1.5 Buyer shall be willing and able to deliver the documents and perform the actions set forth in Article 16.3.

15.2 Conditions Precedent to Buyer’s Obligation to Close. Buyer shall, subject to satisfaction or waiver of the conditions to Closing set forth in Article 15.3, consummate the purchase of the Properties contemplated by this Agreement on the Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by Buyer:

15.2.1 all representations and warranties of Seller contained in this Agreement are true and correct in all material respects with the same force and effect as though such representations and warranties had been made or given on and as of the Closing Date;

15.2.2 Seller shall have complied in all material respects with all Seller’s material obligations, covenants and conditions in this Agreement to be performed or complied with prior to Closing;

15.2.3 The aggregate reduction in the Purchase Price pursuant to Articles 5.2 and 7.2 shall not exceed twenty-five percent (25%) of the Purchase Price (as adjusted for Properties excluded pursuant to Article 3.1 hereof for preferential purchase rights exercised);

15.2.4 Seller shall be willing and able to deliver the documents and perform the actions set forth in Article 16.2; and

15.2.5 At least three (3) Days prior to the Closing, Seller shall have delivered to Buyer copies of the documents to be executed and delivered by Buyer and/or Seller at Closing pursuant to Articles 16.2.1, 16.2.2, 16.2.8 and 16.2.9.

15.3 Conditions Precedent to Obligation of Each Party to Close. The Parties shall, subject to satisfaction or waiver of their respective conditions to Closing set forth in Articles 15.1 and 15.2, consummate the sale and purchase of the Properties on the Closing Date, provided the following conditions precedent have been satisfied or such conditions have been waived in writing by both Parties:

15.3.1 if applicable, consummation of the transaction contemplated by this Agreement is not prevented by (and the required waiting period, if any, has expired or been terminated under) the HSR Act and the rules and regulations of the Federal Trade Commission and the Department of Justice;

15.3.2 Anadarko’s rights under the Anadarko Pref Right have been waived or shall have expired by the terms contemplated therein; and

15.3.3 No injunction, order or award restraining, enjoining or otherwise prohibiting consummation of or granting material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties has been issued by any court, governmental entity or arbitrator of competent jurisdiction, and no suits, actions or other proceedings are pending before any such court, governmental entity or arbitrator in which a Third Party seeks to restrain, enjoin or otherwise prohibit consummation of or obtain material damages associated with the transactions contemplated by this Agreement or sale of any one or more of the Properties; nor to the Parties’ knowledge are there any pending investigations by a governmental entity that would be likely to result in any suit, action or other proceedings to restrain, enjoin or otherwise prohibit consummation of the transaction contemplated by this Agreement or sale of any one or more of the Properties; provided that if such an injunction, order, award, suit, action or other proceeding applicable to some (but not all) of the Properties is pending on the Closing Date, Closing with respect to the unaffected Properties shall proceed and the Parties shall conduct one or more subsequent closings for the affected Properties if and when the above-referenced condition to Closing is removed. If the above-referenced condition to Closing is not removed as to the affected Properties within one hundred twenty (120) Days after the Closing Date, the affected Properties, automatically and without need for amendment of this Agreement, shall be removed from this Agreement, and Buyer shall not be obligated to make payment to Seller for that portion of the Purchase Price allocated to such Properties in Buyer’s Allocations, and the Parties shall have no further obligations to each other with respect to the same.

15.4 Closing Over Breaches or Unsatisfied Conditions. Notwithstanding anything to the contrary contained in this Agreement, if there is a failure of any condition to be satisfied in favor of a Party or if there is a breach of any representation or warranty or pre-Closing covenant of another Party to the Knowledge of the first Party and the first Party elects to proceed with the Closing, the condition that is unsatisfied or the representation, warranty or pre-Closing covenant that is breached at the Closing Date will be deemed waived by such first Party (except to the extent of the provisos contained in the conditions above), and, absent a written waiver, the terms of which shall govern, such first Party will be deemed to fully release and forever discharge the other Parties on account of any and all claims with respect to the same, including any claims for indemnification hereunder, and such Party agrees not to make, file or bring any claim with respect to such released claims. The term “pre-Closing covenant” refers to a covenant to the extent applicable to a period prior to the Closing.

ARTICLE 16

THE CLOSING

16.1 Closing. Subject to the terms and conditions hereof, the Closing of the transactions contemplated hereby shall take place at 10:00 a.m., Houston time, on the Closing Date in the offices of Gardere Wynne Sewell LLP, 1000 Louisiana Street, Suite 3400, Houston, Texas 77002 or such other location in Houston, Texas as Seller may notify Buyer before the Closing Date whereby the documents and payments referred to in Article 16.2 and Article 16.3 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties. No later than three (3) Business Days prior to the Closing Date, Seller shall provide Buyer a statement setting forth Seller’s good faith estimate of the Adjusted Purchase Price after giving effect to all Purchase Price adjustments set forth in Article 2.2 (“Closing Statement”). The estimate delivered in the Closing Statement shall constitute the dollar amount to be paid by Buyer to Seller at Closing (the “Closing Payment”). Seller also shall provide Buyer wiring instructions designating the account(s) to which Buyer shall deliver the Purchase Price. When completed, the Closing shall be deemed to have occurred at 12:00 a.m., Houston time, on the Closing Date.

16.2 Seller’s Obligations at Closing. At Closing, Seller shall deliver to Buyer, unless waived by Buyer, the following:

16.2.1 documents substantially in the form of the Assignment and Bill of Sale, assigning all of Seller’s right, title and interests in the Properties, executed by an Attorney-in-Fact of or authorized officer of Seller and acknowledged, in four (4) multiple originals plus such additional originals as are necessary to allow recording in all appropriate jurisdictions, or such greater number as the Parties agree;

16.2.2 documents substantially in the form of the Assignment of Record Title Interest, a form of which is attached as Exhibit “C-2”, assigning all of Seller’s right, title and interest in the Properties to which Seller holds record title, each executed by an Attorney-in-Fact of or authorized officer of Seller and acknowledged in four (4) multiple originals plus such additional originals as are required by the BOEM or other governmental entity or authority or such greater number as the Parties agree;

16.2.3 with respect to the leases or portions thereof included in the Properties on the U.S. Outer Continental Shelf which Seller operates or in which Seller owns one hundred percent of the Working Interest, BOEM designation of operator forms, as applicable, executed by an Attorney-in-Fact of Seller, designating Buyer as operator of such leases or portions thereof included in the Properties;

16.2.4 four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Seller;

16.2.5 four (4) originals of a Non-Foreign Certificate executed by an Attorney-in-Fact or authorized officer of Seller;

16.2.6 four (4) originals of a Secretary’s Certificate or Assistant Secretary’s Certificate of Seller, dated as of the Closing Date, certifying as to the incumbency and due authorization of Seller’s signatory to this Agreement and Seller’s signatories to the documents signed at Closing;

16.2.7 four (4) originals of the Transition Agreement executed by an Attorney-in-Fact of Seller;

16.2.8 documents substantially in the form of Assignment of Rights of Way attached hereto as Exhibit “C-3”, assigning all of Seller’s and right, title and interest to any BOEM rights of way in the Properties, each executed by an authorized officer of Seller or an Attorney-in-Fact of Seller and acknowledged in four (4) multiple originals plus such additional originals as are required by the BOEM or other governmental entity or authority or such greater number as the Parties agree;

16.2.9 documents substantially in the form of Assignment of Operating Rights attached hereto as Exhibit “C-4”, assigning all of Seller’s right, title and interest in the Properties to which Seller acquired an operating rights interest in the Properties, each executed by an authorized officer of Seller or an Attorney-in-Fact of Seller and acknowledged in four (4) multiple originals plus such additional originals as are required by the BOEM or other governmental entity or authority or such greater number as the Parties agree;

16.2.10 four (4) originals of each of the Letters in Lieu and notice letters required under Article 12.10;

16.2.11 four (4) originals of the Crude Oil Purchase and Sale Agreement;

16.2.12 four (4) originals of the Natural Gas and NGL Purchase and Sale Agreement;

16.2.13 four (4) originals of the Gas Processing Agreement;

16.2.14 four (4) originals of the Operating Agreement; and

16.2.15 any other instruments and agreements (including ratification or joinder instruments required to transfer Properties from Seller to Buyer) as are necessary or appropriate to comply with Seller’s obligations under this Agreement.

16.3 Buyer’s Obligations at Closing. At Closing, Buyer shall deliver to Seller, unless waived by Seller, the following:

16.3.1 the Closing Payment, less the amount of the Performance Deposit plus Computed Interest thereon from the date of receipt, by wire transfer of immediately available funds to the account(s) designated by Seller in accordance with this Agreement;

16.3.2 the documents referred to in Articles 16.2.1, 16.2.2, 16.2.8 and 16.2.9 executed by an authorized officer or an Attorney-in-Fact of Buyer and acknowledged;

16.3.3 four (4) originals of the Certificate executed by an authorized officer or an Attorney-in-Fact of Buyer;

16.3.4 four (4) originals of (i) certificates of the appropriate governmental authorities, dated as of a date not earlier than five (5) Business Days prior to the Closing Date, evidencing Buyer’s existence and good standing in the States of Texas, Louisiana and Delaware and (ii) certificates of the Secretary or Assistant Secretary of Buyer (and with respect to the Guaranty Agreement, if any, Buyer’s Affiliate), dated on the Closing Date, certifying (A) that a true and correct copy of the resolutions of Buyer’s board of directors authorizing this Agreement and the transaction contemplated hereby are attached thereto (and with respect to Buyer’s Affiliate, if applicable, the resolutions of such Affiliate’s board of directors authorizing the Guaranty Agreement) have been duly adopted and are in full force and effect; and (B) as to the incumbency and authorization of Buyer’s signatory executing on behalf of Buyer this Agreement and the other documents executed in connection herewith (and Buyer’s Affiliate’s signatory, if applicable, with respect to the Guaranty Agreement);

16.3.5 four (4) originals of the Transition Agreement executed by an authorized officer or an Attorney-in-Fact of Buyer;

16.3.6 evidence that Buyer is at Closing qualified with the BOEM to hold oil and gas leases on the U.S. Outer Continental Shelf, and has posted with the BOEM bonds (area-wide, supplemental and/or additional) required by the BOEM with respect to the Properties, and provided satisfactory evidence of financial responsibility under the Oil Pollution Act;

16.3.7 four (4) originals of the exemption certificate referred to in Article 12.8;

16.3.8 four (4) originals of the Crude Oil Purchase and Sale Agreement;

16.3.9 four (4) originals of the Natural Gas and NGL Purchase and Sale Agreement;

16.3.10 four (4) originals of the Gas Processing Agreement;

16.3.11 four (4) originals of the Operating Agreement; and

16.3.12 any other instruments and agreements (including ratification or joinder instruments required to transfer the Properties from Seller to Buyer) as necessary or appropriate to comply with Buyer’s obligations under this Agreement.

ARTICLE 17

TERMINATION

17.1 Grounds for Termination. This Agreement may be terminated (except for the individual provisions specifically referenced in Article 17.2 below) at any time prior to Closing (unless another date is stated below):

17.1.1 by the Parties’ mutual written agreement;

17.1.2 by either Party, if consummation of the transaction contemplated by this Agreement would violate any non-appealable final order, decree or judgment of any state or federal court or agency enjoining, restraining, prohibiting or awarding substantial damages in connection with (a) the proposed sale of Properties to Buyer hereunder, or (b) consummation of the transaction contemplated by this Agreement;

17.1.3 by Seller, if Buyer refuses or fails for any reason to deliver to Seller the Performance Deposit in accordance with Article 2.3;

17.1.4 notwithstanding anything contained in this Agreement to the contrary, by either Seller or Buyer, if Closing has not occurred on or before January 31, 2012 (the “Termination Date”) provided the terminating party is not then in breach in any material respect of its obligations under this Agreement;

17.1.5 by either Seller or Buyer if the aggregate reduction in the Purchase Price pursuant to Articles 5.2 and 7.2 exceed forty percent (40%) of the Purchase Price (as adjusted for Properties excluded pursuant to Article 3.1 hereof for preferential purchase rights exercised); or

17.1.6 by either Seller or Buyer, if Anadarko timely exercises its rights under the Anadarko Pref Right in accordance with the terms contemplated therein.

17.2 Effect of Termination. If this Agreement is terminated in accordance with Article 17.1, such termination is without liability to either Party, except performance of obligations in this Article 17.2 and Articles 5.1 (with respect to the release, indemnification and defense obligations of Buyer only), 8.13, 9.1, 9.2, 14.2, 17.3, 17.4, 18, 19.1, 19.3, 19.6, 19.10, 19.11, 19.13, 19.14, 19.15, 19.16, 19.17, 19.18 and 19.22 (all of which provisions survive termination of this Agreement), and except as provided in the following sentence. If Closing does not occur, Seller shall refund the Performance Deposit, together with Computed Interest, to

Buyer unless the Closing did not occur because of a failure of Buyer’s representations and warranties in this Agreement to be true and correct in all material respects, Buyer’s material breach of a material obligation, covenant or condition of this Agreement, Buyer’s failure to furnish satisfactory evidence pursuant to Article 15.1.3, or Buyer’s failure or refusal to Close that is not permitted by the terms of this Agreement, in any of which events Buyer shall pay to Seller as Seller’s exclusive remedy an amount equal to five percent (5%) of the Purchase Price, less the Performance Deposit, which Seller shall be entitled to retain together with any interest earned thereon as liquidated damages and not a penalty.

17.3 Dispute over Right to Terminate. If there is a dispute between the Parties over the termination of or over the right of a Party to terminate this Agreement, Closing shall not occur on the Closing Date, and the Party that disputes the right of the other Party to terminate is entitled, within thirty (30) Days after the date on which notice of termination was provided by either Party to the other, to initiate litigation to resolve the dispute, unless the Parties mutually agree in writing to extend such time. If the Party that disputes the other Party’s right to terminate this Agreement does not initiate litigation within the thirty (30) Day period (as extended in writing, if applicable), this Agreement shall be deemed properly terminated as of the original date of termination (without prejudice to Seller’s right to receive liquidated damages, including retention of the Performance Deposit together with any interest earned thereon, pursuant to Article 17.2), and the Party that disputes or has a right to dispute termination of this Agreement, on behalf of itself, its Affiliates, and the officers, directors, agents, employees, successors and assigns of itself and its Affiliates, irrevocably waives any and all claims it and they may have against the terminating Party for termination of this Agreement. In the event that there is a dispute between the Parties with regard to the termination of or the right to terminate this Agreement and litigation is initiated, Buyer may elect to place into an escrow account an amount equal to five percent (5%) of the Purchase Price, less the Performance Deposit, pending the resolution of the litigation. If Buyer so elects, Seller shall place into an escrow account an amount equal to the Performance Deposit.

17.4 Confidentiality. Both Parties agree to be bound by the terms and conditions of the Confidentiality Agreement as if each were a signatory party thereto and to cause their respective Affiliates to comply therewith as if they were signatories thereto. Notwithstanding the termination of this Agreement or any other provision of this Agreement to the contrary, the terms of the Confidentiality Agreement remain in full force and effect, provided that if and when Closing occurs and effective on the Closing Date, the Confidentiality Agreement shall terminate to the extent (and only to the extent) it applies to the Properties conveyed at Closing. The foregoing notwithstanding, after Closing: (a) Seller shall continue to comply with all current Third Party confidentiality agreements, as applicable, with respect to the Records, and (b) Seller shall treat the geological, geophysical and engineering Records in accordance with the same standards of conduct by which Seller treats its own geological, geophysical and engineering records, provided that nothing in (b) above shall be construed as prohibiting Seller from disclosing the Records or information contained therein (i) to an Affiliate, (ii) to a governmental agency or other entity when required by Law or to the extent such data and information is required to be furnished in compliance with any applicable Laws, or pursuant to any legal proceedings or because of any order of any court binding upon Seller or Seller’s Affiliate, (iii) to prospective or actual contractors, consultants and attorneys employed by Seller where disclosure of such data or information is essential to such contractor’s, consultant’s or attorney’s work,

(iv) to co-owners or joint venturers and bona fide prospective transferees of Seller’s ownership interest in properties to which the information relates, (v) to a bank or other financial institution in order to arrange for financing, (vi) to the extent that it must be disclosed pursuant to any rules or requirements of any government or stock exchange having jurisdiction over Seller or an Affiliate of Seller, and (vii) to the extent it, through no fault of Seller, becomes a part of the public domain, provided that, in the cases of (i), (iii), (iv) and (v) above, the person to whom such Records or information is disclosed shall maintain the confidentiality thereof in accordance with Article 17.4.

ARTICLE 18

ARBITRATION

18.1 Arbitration. Arbitrable Disputes must be resolved through use of binding arbitration using three (3) arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as in effect on the date of this Agreement, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Article and the Commercial Arbitration Rules or the Federal Arbitration Act, this Article shall control. Arbitration must be initiated within the applicable time limits set forth in this Agreement and not thereafter or if no time limit is given, within the time period allowed by the applicable statute of limitations. Arbitration, if initiated, must be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant elects to refer the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within thirty (30) Days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent does not name an arbitrator within the thirty (30) Day period, the administrator of the Houston office of the AAA shall provide the Parties with a list of potential arbitrators from the National Panel of Commercial Arbitrators maintained by the AAA (subject to the qualification requirements of this Article 18) and an arbitrator for Respondent’s account shall be determined in accordance with the procedures set forth in Section R-11 of the Commercial Arbitration Rules of the AAA. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) Days after the second arbitrator has been appointed. If the Party-appointed arbitrators cannot reach agreement upon the third arbitrator within the thirty (30) Day period, the third arbitrator shall be selected in accordance with the procedures set forth in Section R-13 of the Commercial Arbitration Rules of AAA, provided that, all potential arbitrators shall meet the qualification requirements of this Article 18. With respect to arbitrators selected using the procedures set out in R-11 or R-13, if any, the AAA shall submit lists to the Parties until an arbitrator is selected and shall not have the power to make an appointment other than through the exchange of lists. The Parties each shall pay one-half of the compensation and expenses of the arbitrators. All arbitrators must (a) be neutral persons who have never been officers, directors, employees, or consultants or had other business relationships with the Parties or any of their Affiliates, officers, directors or employees, and (b) have not less than seven (7) years recent experience in the U.S. oil and gas industry relevant to the matters in dispute. The hearing will be conducted in Houston, Texas, and commence as soon as practicable after the selection of the third arbitrator. The Parties and the arbitrators should proceed diligently and in good faith so that the award can be made as promptly as possible. The arbitrators shall have no right or authority to grant or award indirect, consequential, punitive or exemplary damages of any kind.

ARTICLE 19

MISCELLANEOUS

19.1 Notices. All notices and other communications required or desired to be given hereunder must be in writing and sent (properly addressed as set forth below) by (a) certified or registered U.S. mail, return receipt requested, with all postage and other charges fully prepaid, (b) hand or courier delivery, or (c) facsimile transmission. Date of service by mail and delivery is the date on which such notice is received by the addressee and by facsimile is the date sent (as evidenced by fax machine generated confirmation of transmission) if sent during normal business hours on a Business Day; provided, however, if not received during normal business hours on a Business Day, then the date of receipt will be on the next date that is a Business Day. Each Party may change its address by notifying the other Party in writing of such address change, and the change will be effective thirty (30) Days after such notification is received by the other Party.

To Seller:

BP Americas, Inc.

200 WestLake Park Boulevard, Suite 1197W4

Houston, Texas 77079

Telephone: 281-892-3020

Facsimile: 832-550-2497

Attention: John M. Kaffenes, Director, Mergers & Acquisitions

And a copy to:

BP Americas, Inc.

200 WestLake Park Blvd. Suite 1195W4

Houston, Texas 77079

Telephone: 281-366-8741

Facsimile: 832-550-2497

Attention: Julia L. Shur, Project Manager, Mergers & Acquisitions

To Buyer:

Stone Energy Offshore, L.L.C.

625 East Kaliste Saloom Road

Lafayette, Louisiana 70508

Telephone: 337-237-0410

Facsimile: 337-521-0296

Attention: Michael Deville, Director of Land

19.2 Costs and Post-Closing Consents. Notwithstanding other provisions of this Agreement, Buyer shall be responsible for recording and filing documents associated with assignment of the Properties to it and for all costs and fees associated therewith, including filing the assignments with appropriate federal, state and local authorities as required by Law, in all counties or parishes where the Properties are located and all adjacent counties and parishes onshore of the offshore Properties. As soon as practicable after recording or filing, Buyer shall furnish Seller all recording data and evidence of all required filings. Buyer shall be responsible for obtaining all consents and approvals of governmental entities or authorities customarily obtained subsequent to transfer of title and all costs and fees associated therewith. Except as expressly provided otherwise in this Agreement, all fees, costs and expenses incurred by the Parties in negotiating this Agreement and in consummating the transaction contemplated by this Agreement shall be paid in full by the Party that incurred such fees, costs and expenses.

19.3 Brokers, Agents and Finders. None of Seller or any of its Affiliates has retained any brokers, agents or finders in connection with the transactions contemplated hereby for which Buyer or its Affiliates shall have any liability. Seller releases Buyer Group from and shall fully protect, indemnify and defend Buyer Group and hold them harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Seller or its Affiliates. None of Buyer or any of its Affiliates has retained any agents, brokers or finders for Buyer associated with the transactions contemplated hereby for which Seller or any of its Affiliates shall have any liability. Buyer releases Seller Group from and shall fully protect, indemnify and defend Seller Group and hold them harmless from and against any and all claims relating to, arising out of, or connected with, directly or indirectly, commissions, finders’ fees or other remuneration due to any agent, broker or finder claiming by, through or under Buyer or its Affiliates.

19.4 Records.

(a) At Closing, and through the Transition Period, Seller shall grant Buyer reasonable access during normal business hours to the Records and shall, to the extent reasonably possible, grant Buyer access during normal business hours, to copy the Records at Buyer’s expense. Seller and Buyer shall meet within thirty (30) Business Days after the Closing Date and from time to time thereafter in order to plan an orderly transition of the Records to Buyer. Within sixty (60) Days after the end of the Transition Period, Seller shall make available for Buyer to pick up or for Buyer to have delivered to a location of Buyer’s choice (or, in the case of Records located at Seller’s field offices that are a part of the Properties acquired by Buyer hereunder, at such field office), the Records that are maintained by Seller, all such expense of copies and deliveries being shared equally by Seller and Buyer; provided, however, Seller may retain (i) copies of any or all Records, (ii) originals of any Records associated with litigation or other proceedings pending or threatened by or against Seller Group, (iii) originals of tax records, (iv) originals of any Records in connection with the Final Accounting Settlement until payments made thereunder have been agreed and paid in full, (v) originals of any Records required in connection with any activities under the Transition Agreement, and (vi) originals of any Records associated with any properties not conveyed to Buyer pursuant to this Agreement or any liabilities of Seller.

(b) Notwithstanding the foregoing, Seller shall not have any obligation to deliver (i) originals of any Records that are subject to requirements or orders from any federal, state or local governmental authority not to dispose of such Records or (ii) originals or copies of any Records that are in the Buyer Group’s possession or, except to the extent subsequently modified by Seller, that were provided to Seller Group by any member of the Buyer Group. If Seller retains originals of Records under this Article 19.4, Seller shall provide copies to Buyer and such expense of copies shall be shared equally between by Buyer and Seller.

(c) Seller is not obligated to create any Records for Buyer or to provide them in a form or format other than the form or format in which they exist as of the date of this Agreement or to provide them to Buyer in any sequence or priority. Seller will provide the Records to Buyer in the formats and on media used by Seller, or native to the system in which such data or information resides. If Seller has any Records in an electronic format, Seller will deliver such Records in such electronic format. If Buyer requests any Records in a specific format or report form, Buyer will be responsible for all reasonable costs incurred by Seller to provide such Records in such requested format or report form.

(d) If Buyer desires to have copies of Records prior to the time by which Seller is obligated to furnish the Records to Buyer under this Article 19.4, Seller will use Commercially Reasonable Efforts to cause the copies requested by Buyer to be made and delivered to Buyer; provided, however, that Seller has no obligation to provide Buyer with copies of Records prior to Closing and if Seller is willing to provide copies of any such Records prior to Closing, Buyer shall reimburse Seller for all costs of copying and providing such Records to Buyer. The provisions of this Article 19.4(d) are without prejudice to Buyer’s rights under Articles 4.1 and 5.1.

(e) Buyer shall maintain the Records received from Seller for at least ten (10) years after the Closing Date and afford Seller full access to the Records and a right to copy the Records at Seller’s expense as reasonably requested by Seller. If Buyer desires to destroy the Records, whether within such ten (10) year period, it shall notify Seller prior to such destruction, and provide Seller an opportunity to take possession of them at Seller’s expense. In addition, Buyer shall afford Seller full access to records and data produced after the Closing Date relating to the Properties and reasonably requested by Seller in connection with any claim by Buyer for indemnity under this Agreement or any obligation or liability retained by Seller (excluding, however, attorney work product and attorney-client communications entitled to legal privilege), and a right to copy such records and data at Seller’s expense.

(f) Buyer shall cooperate fully in the retention and (upon Seller’s request) the provision of Records, accounting data and information which are reasonably relevant to any Tax Proceeding, any obligation or liability retained by Seller under this Agreement or in connection with Seller’s enforcement of its rights or defense of its obligations under this Agreement and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller agree (i) to retain all Records with respect to tax matters pertinent to the Properties relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any federal, state or local governmental entity and (ii) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer or Seller, as the case may be, shall allow the other Party to take possession of such Records. Buyer and Seller further agree, upon request, to use their Commercially Reasonable Efforts to obtain any certificate or other document from any federal, state or local governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including with respect to the transactions contemplated hereby).

Disclosure or transfer of the Records to Buyer pursuant to this Agreement is not intended to waive legal privilege for any privileged documents that may be included among the Records. Should Seller determine after the disclosure or transfer of any Records that such Records are entitled to legal privilege, including attorney work product and attorney-client communications, and should Seller notify Buyer to that effect, Buyer agrees to use all Commercially Reasonable Efforts to preserve the privilege to which such materials are or may be entitled, including segregation and/or return of such materials, execution of a joint defense agreement, or any other reasonable arrangement, and shall cooperate with and provide reasonable assistance to Seller in Seller’s efforts to preserve such privilege.

19.5 Further Assurances. After Closing and on an on-going basis: (a) Buyer shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Seller reasonably requests to more effectively put Seller in possession of any property that was not intended by the Parties to have been conveyed or was conveyed in error (including reassignment from Buyer to Seller of any Properties that were conveyed in violation of valid preferential purchase rights or consents to assignment), or to implement Buyer’s assumption of obligations pursuant to Article 12.3; and (b) Seller shall execute and deliver or use Commercially Reasonable Efforts to cause to be executed and delivered any other instruments of conveyance and take any other actions as Buyer reasonably requests to more effectively put Buyer in possession of the Properties conveyed or to have been conveyed in accordance with the terms of this Agreement. In particular, Seller and Buyer agree to execute and deliver such instruments and take such other actions as may be necessary and advisable to: (i) make all filings, registrations, and recordings which must be made with respect to the Properties in the records of the BOEM in order that the records maintained by the BOEM shall accurately reflect the transfer of the Properties from Seller to Buyer, (ii) enable Seller to promptly take all Commercially Reasonable Efforts within Seller’s control to allow Buyer to be designated as operator with respect to the facilities, leases and portions thereof included in the Properties of which Seller is the sole owner, and to recommend that Buyer be designated as operator with respect to the other such facilities, leases or portions thereof included in the Properties of which Seller is currently operator; and (iii) obtain prompt and unconditional BOEM approvals of transfer of the Properties. To the extent the BOEM requires, Buyer agrees to promptly take any and all action necessary to post with the BOEM any supplemental bonds and provide any and all documentation that the BOEM requires, to evidence Buyer’s financial responsibility under applicable federal regulations and BOEM policies.

Buyer and Seller further agree to deliver to the other Party copies of such necessary and appropriate documents and information (excluding any privileged, confidential or competitively sensitive documents or information) in its possession as may be reasonably necessary to enable the other Party to defend or prepare to defend any Claim or threatened Claim for which such other Party acknowledges in writing that it assumes indemnity obligations under this Agreement.

19.6 Survival of Certain Obligations. Representations and warranties in Article 10 of this Agreement and in Seller’s certificate delivered pursuant to Article 16.2.4 and pre-Closing covenants terminate one (1) year after the Closing Date; and thereafter no action can be commenced either in court or disputes brought to arbitration based on breach of those representations and warranties, without prejudice to the right to recovery in connection with actions or disputes commenced in the appropriate forum prior to the end of the one (1) year period. Except as expressly provided otherwise in this Agreement, waivers, disclaimers, releases and obligations of indemnity and defense contained in this Agreement survive the Closing indefinitely and other covenants shall survive for the applicable statute of limitations.

19.7 Amendments and Severability. No amendments, waivers or other modifications of terms of this Agreement shall be effective or binding on the Parties unless they are written and signed by both Parties. Invalidity of any provisions in this Agreement shall not affect the validity of this Agreement as a whole, and in case of such invalidity, this Agreement shall be construed as if the invalid provision had not been included herein.

19.8 Successors and Assigns. Except as provided otherwise in this Agreement, this Agreement may not be assigned, either in whole or in part, without the express prior written consent of the non-assigning Party, except that Seller may assign its rights and obligations hereunder to any one or more of Seller’s Affiliates without Buyer’s consent but any such assignment shall not relieve Seller of any of its obligations under this Agreement and Seller and its Affiliate assignee(s) shall be jointly and severally liable for Seller’s obligations hereunder with respect to any obligations so assigned, and Seller may freely assign its rights to proceeds hereunder. The terms, covenants and conditions contained in this Agreement are binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

19.9 Headings. Titles and headings in this Agreement have been included solely for ease of reference and shall not be considered in interpretation or construction of this Agreement.

19.10 Governing Law.

(a) This Agreement (including administration of binding arbitration pursuant to Article 18) is governed by and construed and enforced in accordance with the substantive Laws of the State of Texas, excluding any choice of law rules that would direct application of Laws of another jurisdiction. Any action permitted by this Agreement to be commenced in court shall be brought and maintained exclusively in federal or state court located in Harris County, Texas, and each Party hereby waives any objection it may have thereto. To the fullest extent permitted by applicable Law, each Party hereby waives any right to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the Parties against any other Party, whether with respect to contract claims, tort claims, or otherwise.

19.11 No Partnership Created. It is not the purpose or intention of this Agreement to create (and it shall not be construed as creating) a joint venture, partnership or any type of association, and neither Party is authorized to act as an agent or principal for the other Party with respect to any matter related hereto. Nothing contained in this Agreement prevents either Buyer or Seller from engaging in any business or purchasing any property, whether or not in the vicinity of the Properties or in competition with the business of the other.

19.12 Public Announcements. Seller (on behalf of Seller Group) and Buyer (on behalf of Buyer Group) agree not to issue any public statement or press release concerning this Agreement or the transaction contemplated by it (including price or other terms) without prior notice to and consultation with the other Party, except for public statements that are required by Law to be made in which case the Party required to make such statement shall provide reasonable prior notice to and consult with the other Party regarding the timing and content of the statement before issuing the statement.

19.13 No Third Party Beneficiaries. Nothing contained in this Agreement entitles anyone other than Seller or Buyer or their authorized successors and assigns to any claim, cause of action, remedy or right of any kind whatsoever, except with respect to waivers and indemnities that expressly provide for waivers or indemnification of Buyer Group or Seller Group, in which case members of such groups are considered third party beneficiaries for the sole purposes of those waiver and indemnity provisions.

19.14 Waiver of Consumer Rights. As partial consideration for the Parties entering into this Agreement, each Party can and does hereby waive the provisions of the Texas Deceptive Trade Practices Consumer Protection Act, Article 17.41 et seq., Texas Business and Commerce Code, a law that gives consumers special rights and protection, and all other consumer protection Laws of the State of Texas, or of any other state that may be applicable to this transaction, that may be waived by such Party. It is not the intent of either Party to waive and neither Party does waive any Law or provision thereof that is prohibited by Law from being waived. Each Party represents that it has had an adequate opportunity to review the preceding waiver provision, including the opportunity to submit the same to legal counsel for review and advice and after consultation with an attorney of its own selection voluntarily consents to this waiver, and understands the rights being waived herein.

19.15 Redhibition Waiver. If any of the Properties are located in Louisiana and are subject to Louisiana Law, Buyer expressly:

(a) waives the warranty of fitness for intended purposes and guarantee against hidden or latent redhibitory vices under Louisiana Law, including Louisiana Civil Code Articles 2520 (1870) through 2548 (1870);

(b) waives all rights in redhibition pursuant to Louisiana Civil Code Articles 2520, et seq., including the warranty imposed by Louisiana Civil Code Article 2475 (1870);

(c) acknowledges that this express waiver shall be considered a material and integral part of this sale and the consideration thereof; and

(d) acknowledges that this waiver has been brought to the attention of Buyer, has been explained in detail and that Buyer has voluntarily and knowingly consented generally and specifically to this waiver of warranty of fitness and/or warranty against redhibitory vices and defects for the Properties.

All assignments to be delivered by Seller at Closing (except BOEM Assignments of Operating Rights and Assignments of Record Title Interest) shall expressly set forth the disclaimers of representations and warranties contained in this Article 19.15.

19.16 UTPCPL Waiver. To the extent applicable to the properties or any portion thereof, Buyer hereby waives the provisions of the Louisiana unfair trade practices and consumer protection law (La. R.S. 51:1402, et seq.). Buyer warrants and represents that it: (a) is experienced and knowledgeable with respect to the oil and gas industry generally and with transactions of this type specifically; (b) possesses ample knowledge, experience and expertise to evaluate independently the merits and risks of the transactions herein contemplated; and (c) is not in a significantly disparate bargaining position.

19.17 Not to be Construed Against Drafter. Each Party has had an adequate opportunity to review each and every provision of this Agreement and to submit the same to legal counsel for review and advice. Based on the foregoing, the rule of construction, if any, that a contract be construed against the drafter shall not apply to interpretation or construction of this Agreement.

19.18 Indemnities and Conspicuousness of Provisions. Without limiting or enlarging the scope of the indemnification, defense, release, disclaimer and assumption provisions set forth in this Agreement, to the fullest extent permitted by Law, an indemnified Person shall be entitled to indemnification hereunder in accordance with the terms hereof, regardless of whether the indemnifiable loss giving rise to any such indemnification obligation is the result of the active or passive, sole, concurrent or comparative negligence or gross negligence, strict liability, breach of duty (statutory or otherwise), violation of Law, or other fault of any Indemnified Party, or from any pre-existing defect. EACH PARTY SPECIFICALLY ACKNOWLEDGES AND AGREES (1) THAT IT HAS A DUTY TO READ THIS AGREEMENT AND THAT IT IS CHARGED WITH NOTICE AND KNOWLEDGE OF THE TERMS HEREOF, AND (2) THAT IT HAS IN FACT READ THIS AGREEMENT AND IS FULLY INFORMED AND HAS FULL NOTICE AND KNOWLEDGE OF THE TERMS, CONDITIONS AND EFFECTS OF THIS AGREEMENT. EACH PARTY FURTHER AGREES THAT IT WILL NOT CONTEST THE VALIDITY OR ENFORCEABILITY OF ANY SUCH PROVISIONS OF THIS AGREEMENT ON THE BASIS THAT THE PARTY HAD NO NOTICE OR KNOWLEDGE OF SUCH PROVISIONS OR THAT SUCH PROVISIONS ARE NOT “CONSPICUOUS”. The Parties expressly hereby acknowledge and agree that the provisions contained in this Agreement that are set out in “bold” type or in “ALL CAPS” satisfy any requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

19.19 Possible Exchange. Each Party reserves the right to structure the transaction contemplated under the terms of this Agreement as a non-simultaneous like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. If either Party elects to so structure this transaction, the Parties, as applicable, shall execute all documents reasonably necessary for such Party to effectuate the non-simultaneous like-kind exchange.

19.20 Recordation. The Assignment and Bill of Sale delivered by Seller in the form attached as Exhibit “C-1” is intended to convey all of the Properties that are being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a governmental entity are conveyed under each Assignment and Bill of Sale and also are described and covered by Assignments of Record Title Interest, Assignment of Operating Rights, Assignments of Rights of Way and other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to the Parties, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Assignment and Bill of Sale. Further, such assignments shall be deemed to contain the special limited title warranty of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth herein as fully and only to the extent as though they were set forth in each such separate assignment.

19.21 Execution in Counterparts. This Agreement may be executed in counterparts, that when taken together constitute one valid and binding agreement.

19.22 Entire Agreement. This Agreement and the Confidentiality Agreement represent the final agreement between the Parties or their Affiliates relating to the terms of purchase and sale of the Properties, constitute the entire understanding and agreement between the Parties with respect to the sale, assignment and conveyance of the Properties and other transactions contemplated by this Agreement, and supersede all prior and contemporaneous negotiations, understandings, letters of intent and agreements (whether oral or written) relating to such matters. This Agreement and the Confidentiality Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Parties.

The Parties have caused this Agreement to be executed by their duly authorized representatives on the day and year first set forth above.

SELLER		BUYER

BP EXPLORATION & PRODUCTION INC.		STONE ENERGY OFFSHORE, L.L.C.
through its sole member, Stone Energy Corporation

By:	/s/ John M. Kaffenes	By:	/s/ E.J. Louviere
	John M. Kaffenes, Attorney-in-Fact		E.J. Louviere, Executive Vice President